UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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CAPITAL BANK CORPORATION

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333 Fayetteville Street
Raleigh, North Carolina 27601

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on December 16, 2010

To Our Shareholders:
         We cordially invite you to attend a Special Meeting of Shareholders of Capital Bank Corporation, which we are holding on Thursday, December 16, 2010, at 10:00 a.m., Eastern Standard Time, at Capital Bank Plaza, Third Floor Conference Center, located at 333 Fayetteville Street, Raleigh, NC 27601 for the following purposes:
(1)	To approve the issuance of shares of common stock under the terms of the Investment Agreement, dated November 3, 2010, among Capital Bank Corporation, Capital Bank and North American Financial Holdings, Inc.;

(2)	To approve an amendment to Capital Bank Corporation’s Articles of Incorporation to increase the authorized shares of common stock to three hundred million (300,000,000) shares from fifty million (50,000,000) shares; and

(3)	To grant the proxy holders discretionary authority to vote to adjourn the Special Meeting, if necessary, in order to solicit additional proxies in the event that there are not sufficient affirmative votes present at the Special Meeting to approve the proposals that may be considered and acted upon at the Special Meeting.
         Shareholders of record at the close of business on November 15, 2010 are entitled to notice and to vote at the Special Meeting and any and all adjournments or postponements of the meeting.
         It is important that your shares be represented at the Special Meeting, regardless of the number of shares you may hold. Even though you may plan to attend the Special Meeting in person, please submit voting instructions for your shares promptly using the directions on your proxy card to vote by one of the following methods: (1) by telephone, by calling the toll-free telephone number printed on your proxy card; (2) over the Internet, by accessing the website address printed on your proxy card; or (3) by completing and returning the enclosed proxy in the envelope provided.
By Order of the Board of Directors
/s/ B. Grant Yarber
B. Grant Yarber
Chief Executive Officer
Raleigh, North Carolina
November 19, 2010

CAPITAL BANK CORPORATION
333 Fayetteville Street
Raleigh, North Carolina 27601

PROXY STATEMENT

MEETING INFORMATION
Special Meeting of Shareholders To Be Held on December 16, 2010
       This Proxy Statement and the accompanying proxy card are being furnished to shareholders of Capital Bank Corporation (the “Company”) on or about November 23, 2010, in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the Special Meeting of Shareholders (the “Special Meeting”) to be held on Thursday, December 16, 2010, at 10:00 a.m., Eastern Standard Time, at Capital Bank Plaza, Third Floor Conference Center, located at 333 Fayetteville Street, Raleigh, NC 27601, and at any adjournment or postponement of the meeting. All expenses incurred in connection with this solicitation will be paid by the Company.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting
To Be Held on December 16, 2010
This Proxy Statement is also available at www.capitalbank-us.com/specialmeeting.
Purposes of the Special Meeting
       The principal purposes of the meeting are:
•	to approve the issuance of shares of the Company’s common stock, no par value per share (“Common Stock”), under the terms of the Investment Agreement (the “Investment Agreement”), dated November 3, 2010, among the Company, its wholly-owned subsidiary Capital Bank (“Capital Bank”) and North American Financial Holdings, Inc. (“NAFH”);

•	to approve an amendment to the Company’s Articles of Incorporation to increase the authorized shares of Common Stock to three hundred million (300,000,000) shares from fifty million (50,000,000) shares; and

•	to grant the proxy holders discretionary authority to vote to adjourn the Special Meeting, if necessary, in order to solicit additional proxies in the event that there are not sufficient affirmative votes present at the Special Meeting to approve the proposals that may be considered and acted upon at the Special Meeting.
VOTING PROCEDURES
How You Can Vote
       You may vote shares by proxy or in person using one of the following methods:
•	Voting by Telephone. You may vote using the directions on your proxy card by calling the toll-free telephone number printed on the card. The deadline for voting by telephone is Wednesday, December 15, 2010, at 11:59 p.m., Eastern Standard Time. If you received a proxy card and vote by telephone, you need not return your proxy card.

•	Voting by Internet. You may vote over the Internet using the directions on your proxy card by accessing the website address printed on the card. The deadline for voting over the Internet is Wednesday, December 15, 2010, at 11:59 p.m., Eastern Standard Time. If you received a proxy card and vote over the Internet, you need not return your proxy card.

•	Voting by Proxy Card. You may vote by completing and returning your signed proxy card. To vote using your proxy card, please mark, date and sign the card and return it by mail in the accompanying postage-paid envelope. You should mail your signed proxy card sufficiently in advance for it to be received by Wednesday, December 15, 2010.

•	Voting in Person. You may vote in person at the Special Meeting if you are the record owner of the shares to be voted. You can also vote in person at the Special Meeting if you present a properly signed proxy that authorizes you to vote shares on behalf of the record owner.
Record Date and Voting Rights
       The Board has fixed the close of business on November 15, 2010 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Special Meeting and all adjournments or postponements of the Special Meeting. As of the close of business on November 5, 2010, the Company had outstanding 12,880,954 shares of its Common Stock, the holders of which, or their proxies, are entitled to one vote per share. Unless otherwise stated in this Proxy Statement, the presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Special Meeting will constitute a quorum.
How You Can Vote Shares Held by a Broker, Bank or Other Nominee
       If your shares are held in the name of a broker, bank or other nominee, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the Special Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Special Meeting in order to vote.
       For shares held in “street name” through a broker, bank or other nominee, the broker, bank or nominee may not be permitted to exercise voting discretion with respect to the matters to be acted upon. Thus, if shareholders do not give their broker, bank or nominee specific instructions, their shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.
How Your Proxy Will Be Voted
       If you vote by proxy, the proxy holders will vote your shares in the manner you indicate. You may specify whether your shares should be voted:
•	for or against the issuance of shares of Common Stock under the terms of the Investment Agreement;

•	for or against the amendment to the Company’s Articles of Incorporation to increase the authorized shares of Common Stock to three hundred million (300,000,000) shares from fifty million (50,000,000) shares; and

•	for or against granting proxy holders discretionary authority to vote to adjourn the Special Meeting, if necessary, in order to solicit additional proxies in the event that there are not sufficient affirmative votes present at the Special Meeting to approve the proposals that may be considered and acted upon at the Special Meeting.
       If the proxy card is signed and returned, but voting directions are not made, the proxy will be voted in favor of the proposals set forth in the accompanying “Notice of Special Meeting of Shareholders” and in such manner as the proxy holders named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.
How You Can Revoke Your Proxy and Change Your Vote
       Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by:
•	attending the Special Meeting and voting in person;

•	delivering a written revocation to the Company’s Corporate Secretary;

•	timely submitting another signed proxy card bearing a later date; or

•	timely voting by telephone or over the Internet as described above.
       Your most current proxy card or telephone or Internet proxy is the one that will be counted.
Vote Required
       Assuming the existence of a quorum, each of the proposals will be approved if the votes cast for approval of the proposal exceed the votes cast against approval. Abstentions and broker non-votes will not be counted for purposes of determining whether these proposals have received sufficient votes for approval.
PROPOSAL NO. 1:
APPROVAL OF THE ISSUANCE OF SHARES OF
COMMON STOCK UNDER THE INVESTMENT AGREEMENT
       The implementation of Proposal No. 1 is conditioned on shareholder approval of Proposal No. 2. Shareholders who wish to approve Proposal No. 1 should also approve Proposal No. 2.
       On November 3, 2010, the Company’s Board of Directors approved a resolution to issue shares of Common Stock under the Investment Agreement, dated November 3, 2010, among the Company, Capital Bank and NAFH, pursuant to which NAFH has agreed to purchase, subject to certain conditions, for $181,050,000 in cash, 71,000,000 shares of Common Stock at a purchase price of $2.55 per share, and under which each existing Company shareholder will receive, immediately prior to closing, one contingent value right (“CVR”) per share that would entitle the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of Capital Bank’s existing loan portfolio (the “Investment”). A copy of the Investment Agreement is included in Appendix B to this Proxy Statement.
       The Investment Agreement also provides that NAFH may, in its sole discretion and at any time, conduct a tender offer to purchase up to 5,250,000 additional shares of Common Stock at a price not less than $2.55 per share (the “Tender Offer”). Following the closing of the Investment, the Company will distribute to its shareholders, as of a record date prior to the closing, non-transferable rights to purchase Common Stock at a purchase price of $2.55 per share (the “Rights Offering”). Each shareholder will be entitled to purchase a number of shares of stock proportional to the number of shares held by such shareholder as of the record date of the Rights Offering, except that the maximum number of shares with respect to which such rights may be exercised, in the aggregate, is 5,000,000. Therefore, the aggregate number of shares of Common Stock that may be issued pursuant to the Investment Agreement is 76,000,000 shares.
Reasons for Seeking Shareholder Approval
       Because the Company’s Common Stock is listed on the NASDAQ Stock Market LLC (“NASDAQ”), it is subject to NASDAQ’s rules and regulations. NASDAQ Listing Rule 5635(d) requires shareholder approval prior to the issuance of Common Stock, or securities convertible into or exercisable for Common Stock, equal to 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book value or market value of the stock.
       Under NASDAQ Listing Rule 5635(b), companies are required to obtain shareholder approval prior to the issuance of securities when the issuance or potential issuance would result in a “change of control” as defined by NASDAQ. NASDAQ generally characterizes a transaction whereby an investor or group of investors acquires, or obtains the right to acquire, 20% or more of the voting power of an issuer on a post-transaction basis as a “change of control” for purposes of Rule 5635(b).
       Assuming the existence of a quorum, this proposal will be approved if the number of shares voted in favor of the proposal to approve the issuance of shares of Common Stock under the Investment Agreement exceeds the number of shares voted against the proposal. As such, abstentions and broker non-votes will not affect the outcome of the vote.

Reasons for this Proposal
       Like many financial institutions across the United States, the Company has been affected by deteriorating economic conditions. Also, on October 28, 2010, the Company and Capital Bank executed a Memorandum of Understanding (the “MOU”) with the Federal Deposit Insurance Corporation and the North Carolina Office of the Commissioner of Banks, which requires, among other things, that the Company increase its regulatory capital. The Company has been pursuing strategic alternatives to raise capital and strengthen the Company’s balance sheet for more than a year, including two attempted underwritten public offerings that were withdrawn, a completed private placement of units consisting of 60% Common Stock and 40% in subordinated promissory notes for $8.5 million, and discussions about potential sales of certain assets, private placements and change in control transactions. Throughout 2010, the Company permitted several potential investors/acquirers to conduct due diligence on the Company pursuant to confidentiality agreements.
       Following the withdrawal of the Company’s second attempted underwritten public offering of Common Stock in September 2010, the Board of Directors appointed a Special Committee of the Board to work closely with management and the Company’s advisors to evaluate potential alternatives for raising additional capital. The Special Committee considered, among other things, a strategic merger, a private placement of a majority of the Company’s equity to a varied group of investors, and two separate transactions involving a majority investment by a private equity firm. Primarily due to timing concerns related to the Company’s capital needs and the improbability of meeting certain conditions required by certain of these transactions, the Special Committee, with approval by the Board of Directors, narrowed the alternatives down to the transaction with NAFH and a majority investment by a private equity firm.
       Upon thorough review and consideration and the recommendation by the Special Committee, the Board of Directors determined that the transaction proposed by NAFH was in the best interests of the Company’s shareholders.
       In comparing the two alternatives, the Special Committee and the Board considered numerous factors, including but not limited to, price, availability of financing, deal certainty, timing, the amount of capital infusion, likelihood of regulatory approval, and the potential investors’ different visions for the Company going forward. While the private equity firm offered a higher nominal price per share, the Special Committee and the Board, along with their financial advisors, believe that the potential cash value of the CVRs provides a positive benefit and that the NAFH transaction provides a higher value to shareholders than the alternative transaction, even if the CVRs are deemed to have no value, based on their consideration of all the factors.
       The Special Committee and Board of Directors view the NAFH transaction as more certain to close and to provide greater future growth opportunities for the Company. The financing for the transaction with the private equity firm was not as secure as NAFH’s readily available cash, and regulatory approval for the alternative transaction was less certain as to both timing and likelihood of approval. In addition to being more certain to close, the NAFH transaction also entails a much larger capital infusion than the alternative transaction, and NAFH intends to use the Capital Bank brand for all of its current and future majority-held banks going forward as it continues to grow its footprint. In contrast, the amount of capital offered by the private equity firm was substantially lower than that offered by NAFH, and the resulting structure would not meaningfully expand the Company’s existing branch footprint.
       To assist the Board with its valuation process, The Orr Group, LLC delivered an opinion to the Board as to the fairness, from a financial point of view, to the Company’s existing holders of Common Stock, of the $2.55 price per share to be paid by NAFH in connection with the Investment.
       On November 4, 2010, the Company announced the execution of the Investment Agreement with NAFH. The Company is seeking approval to issue shares of Common Stock under the Investment Agreement to strengthen the capital of Capital Bank and to support the Company’s strategic growth opportunities in the future. If the issuance of shares under the Investment Agreement is approved and the proposed transactions are consummated, the Company will receive a minimum of $181 million and a maximum of $194 million in gross proceeds from the Investment and the Rights Offering. If the Company is unable to complete the Investment, it would materially and adversely affect the Company’s business, financial results and prospects.

       The proceeds of the Investment and the Rights Offering will be used to provide capital to Capital Bank to support its operations and for loan loss reserves, to pursue possible acquisitions, and/or to fund the Company’s operating expenses. The Investment is also conditioned on the Company using a portion of the proceeds to repurchase or redeem, at a discount, the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Treasury Preferred Stock”), and warrant to purchase shares of Common Stock (the “Treasury Warrant”) issued to the United States Department of the Treasury (“Treasury”) in connection with the Company’s participation in the Capital Purchase Program of the Treasury’s Troubled Asset Relief Program (the “TARP Repurchase”). At this time, the Company cannot estimate with any reasonable certainty what percentages of the proceeds will be utilized for any particular purpose.
Effect of this Proposal
       The issuance of shares of Common Stock under the Investment Agreement will not affect the rights of the holders of currently outstanding Common Stock, but the shares issued pursuant to the Investment will cause substantial dilution to existing shareholders’ voting power and in the future earnings per share of their Common Stock. When additional shares of Common Stock are issued under the Investment Agreement, such new shares will have the same voting and other rights and privileges as the currently issued and outstanding shares of Common Stock, including the right to cast one vote per share on all matters and to participate in dividends when and to the extent declared and paid.
       If this proposal is approved and other closing conditions are satisfied, the Company will issue 71,000,000 shares of Common Stock to NAFH, which will result in NAFH owning approximately 84.6% of the Company’s outstanding Common Stock. Assuming NAFH completes the Tender Offer, NAFH would own approximately 90.6% of the Company’s outstanding Common Stock. Following the closing of the Investment, the Rights Offering will commence, which may result in up to 5,000,000 shares of Common Stock being issued to shareholders of the Company as of a date prior to closing of the Investment. If the Rights Offering is fully subscribed and assuming completion of the Tender Offer, NAFH’s ownership interest would equal approximately 85.5% of the Company’s outstanding Common Stock.
Interest of the Company’s Directors and Executive Officers in the Proposal
       Certain of the Company’s directors and executive officers have an interest in this Proposal No. 1 as a result of their ownership of shares of Common Stock, as set forth in the section entitled “Principal Shareholders” below. In addition to their interests in this Proposal No. 1 as a result of their ownership of shares of Common Stock, certain of the Company’s directors and executive officers also have interests in this Proposal No.1 because the approval of the issuance of shares of Common Stock hereunder and the consummation of the related transactions contemplated by the Investment Agreement will constitute a “change in control” under certain employment agreements, equity plans and other benefits plans and programs in which the Company’s directors and executive officers participate. The employment agreements and benefit plans and programs provide the Company’s directors and officers certain additional benefits interests upon a change in control, subject to any applicable legal or regulatory restrictions. The independent members of the Company’s Board of Directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Investment Agreement and in recommending the approval of this Proposal No. 1.
       If the transactions contemplated by the Investment Agreement are consummated, there will be a “change in control” under the Company’s Equity Incentive Plan (the “EIP”) and all unvested stock options and restricted stock awards previously granted under the EIP, including those granted to named executive officers of the Company, will immediately vest. The Company’s named executive officers hold outstanding restricted stock awards with a total value of $21,000 (based on the closing price of a share of Common Stock on November 5, 2010) that will immediately vest upon a change in control. The exercise price of each of the unvested stock options held by the named executive officers is greater than the closing price of a share of Common Stock on November 5, 2010 and therefore such unvested stock options have no or minimal intrinsic value.
       The Company has entered into employment agreements with B. Grant Yarber, Michael Moore, Mark Redmond and David Morgan that provide, subject to the execution of a standard general release of claims, enhanced severance benefits upon an involuntary termination of employment by the Company without “cause” or a voluntary termination of employment by the executive for “good reason” within three years following a “change in control.” In the event of such a termination of employment (i) within 12 months following a change in control, the named executive officers (other than Ralph Edwards) are each entitled to a severance payment equal to 2.99 times the amount of the named executive officer’s respective annual base salary plus the amount of the annual incentive award paid to the named executive officer, if any, in the prior annual performance bonus year, (ii) more than 12 months but not more than 24 months after the occurrence of the change in control, the named executive officers are each entitled to a severance payment equal to two times his respective annual base salary plus the amount of the annual incentive award paid to the named executive officer, if any, in the prior annual performance bonus year or (iii) more than 24 months but less than 36 months after the occurrence of the change in control, the named executive officers are each entitled to a severance payment equal to one times his respective annual base salary plus the amount of the annual incentive award paid to the named executive officer, if any, in the prior annual performance bonus year. Assuming the closing of the Investment occurs in 2011 and that each executive’s employment is terminated immediately following the closing of the Investment, the estimated lump sum cash severance payments due under the employment agreements are expected to be: for Mr. Yarber - $1,106,300, for Mr. Moore - $583,000, for Mr. Redmond - $583,000 and for Mr. Morgan - $653,300. Additionally, in the event of such a termination of employment, the named executive officers are each entitled to a lump sum payment equal to the amount of premiums the named executive officer would pay for continuing certain specified insurance coverage during the applicable severance periods plus the taxes resulting from such premium payment. As described below, the lump sum cash severance payments for Mr. Moore, Mr. Redmond and Mr. Morgan set forth above are subject to reduction if the value of the applicable executive’s change in control benefits exceeds the Safe Harbor Amount (as defined below).
       Mr. Yarber, Mr. Moore, Mr. Redmond and Mr. Morgan also participate in the Company’s Supplemental Executive Retirement Plan (the “Executive SERP”), which provides for a lump sum payment in an amount equal to the present value of the total annual retirement benefits payable under the Executive SERP had the participant retired with 17 years of service on the date of the change in control. Upon the consummation of the transactions contemplated by the Investment Agreement, Mr. Yarber will receive a lump sum payment of approximately $3,350,033, Mr. Moore will receive a lump sum payment of approximately $1,003,397, Mr. Redmond will receive a lump sum payment of approximately $602,347 and Mr. Morgan will receive a lump sum payment of approximately $706,867. The lump sum payments set forth above for Mr. Moore, Mr. Redmond and Mr. Morgan, respectively, will be reduced to the Safe Harbor Amount if the value of the change in control benefits (including any change in control benefits due under the employment agreements, the accelerated vesting of equity awards in connection with the change in control and the value of the portion of the payments under the Executive SERP that are unvested and have not been previously accrued) exceeds the maximum amount payable without triggering a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Safe Harbor Amount”). For a transaction closing in 2011, the Safe Harbor Amounts for each of Mr. Moore, Mr. Redmond and Mr. Morgan are expected to be approximately $587,000, $628,000 and $680,000, respectively.
       Certain of the Company’s non-employee directors participate in the Company’s Supplemental Retirement Plan for Directors (the “Director SERP”). Upon the consummation of the transactions contemplated by the Investment Agreement, participants in the Director SERP will receive a lump sum payment in an amount equal to the present value of the total annual retirement benefits payable under the Director SERP had the participant retired with 10 years of service on the date of the change in control. All of the participants in the Director SERP are fully vested and have earned the maximum possible years of service under the plan. As a result of the change in control, the Company’s current directors will receive the following approximate lump sum payments in accordance with the terms of the Director SERP: Charles F. Atkins - $133,666, John F. Grimes - $130,324, Robert L. Jones - $180,945, O. A. Keller, III - $891,104, George R. Perkins - $130,324, Don W. Perry - $222,223, Carl H. Ricker, Jr. - $267,055 and Samuel J. Wornom, III - $245,615.
       Certain of the Company’s non-employee directors also participate in the Company’s Deferred Compensation Plan for Outside Directors (the “Directors’ Deferral Plan”). All shares credited under the Directors’ Deferral Plan are payable in full upon a change in control. There were 253,068 shares credited under the Directors’ Deferral Plan as of November 5, 2010.
No Preemptive Rights
       The holders of Common Stock have no preemptive rights to any future issuances of Common Stock.
       THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK UNDER THE INVESTMENT AGREEMENT.

PROPOSAL NO. 2:
AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION
TO AUTHORIZE ADDITIONAL SHARES OF COMMON STOCK
       On November 3, 2010, the Company’s Board of Directors approved an amendment to Article 4 of the Company’s Articles of Incorporation to increase the number of shares of authorized Common Stock to three hundred million (300,000,000) shares from fifty million (50,000,000) shares, subject to the approval of the Company’s shareholders.
       This proposal would amend section (a) of Article 4 of the Articles of Incorporation to read in its entirety as follows:
          (a)      Common stock.  The corporation shall have authority to issue three hundred million (300,000,000) shares of common stock with no par value per share.
       The remainder of Article 4 will not be altered by this proposed amendment and will remain unchanged. A copy of the proposed Articles of Amendment is included in Appendix A to this Proxy Statement.
Reasons for Seeking Shareholder Approval
       As required by the laws of the jurisdiction of incorporation, North Carolina, the Board must approve any amendment to the Articles of Incorporation and submit such amendment to the Company’s shareholders for their approval. Assuming the existence of a quorum, this proposal will be approved if the number of shares voted in favor of the proposal to approve the amendment to the Articles of Incorporation exceeds the number of shares voted against the proposal. As such, abstentions and broker non-votes will not affect the outcome of the vote.
Reasons for this Proposal
       The reasons for the increase in the authorized shares of Common Stock are to facilitate the Company’s ability to issue shares in connection with the Investment, the Rights Offering, and for other corporate purposes. As part of the Company’s efforts to increase the resources of Capital Bank, the Company has executed the Investment Agreement, pursuant to which 71,000,000 shares of Common Stock will be issued to NAFH at a purchase price of $2.55 per share and 5,000,000 shares of Common Stock may be issued to existing shareholders of the Company at a purchase price of $2.55 per share. The proposed amendment would increase the number of authorized shares of Common Stock by two hundred fifty million (250,000,000) shares. Other than as described above, the Board of Directors has no present agreement, arrangement or commitment to issue any of the remaining shares for which approval is sought.
       The Board of Directors has determined that this proposal to increase the number of authorized shares of Common Stock is desirable and in the best interest of shareholders because it would provide the Company with the ability to support its present capital needs and future anticipated growth. Additionally, an increase in the amount of authorized shares is necessary to ensure that the Company has an adequate amount of authorized and unissued shares to complete the issuance of shares of Common Stock in connection with the Investment and the Rights Offering.
Effect of this Proposal
       Adoption of this proposal would not affect the rights of current holders of outstanding Common Stock. If additional authorized shares of Common Stock, or securities that are convertible into or exchangeable or exercisable for shares of Common Stock, are issued, our existing shareholders could, depending upon the price realized, experience dilution of book value per share, earnings per share and percentage ownership. When and if additional shares of our Common Stock are issued, including under the Investment Agreement, these new shares would have the same voting and other rights and privileges as the currently issued and outstanding shares of Common Stock, including the right to cast one vote per share and to participate in dividends when and to the extent declared and paid.
       The following table illustrates the effect the proposed amendment would have on the number of shares of Common Stock available for issuance, if approved by the shareholders:

		Upon Effectiveness
	As of November 5, 2010	of Amendment

Shares of Common Stock Authorized	50,000,000	300,000,000
Shares of Common Stock Outstanding	12,880,954	12,880,954
Shares of Common Stock Reserved for Issuance*	2,591,328	2,591,328

Shares of Common Stock Available for Future Issuance	34,527,718	284,527,718
Shares of Common Stock to be Issued in Connection with Investment Agreement (Maximum)	76,000,000	76,000,000

Excess (Shortfall)	(41,472,282)	208,527,718
* The number of shares of Common Stock reserved for issuance includes 313,420 shares of Common Stock subject to outstanding options at November 5, 2010 and 749,619 shares of Common Stock subject to the Treasury Warrant.
       This proposed amendment is required to effect the Investment and is not intended as an anti-takeover provision. However, an increase in the authorized number of shares of Common Stock could make it more difficult, and thereby discourage, attempts to acquire control of the Company in the future.
No Preemptive Rights
       The holders of Common Stock have no preemptive rights to any future issuances of Common Stock.
       THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO AUTHORIZE ADDITIONAL SHARES OF COMMON STOCK.
PROPOSAL NO. 3:
APPROVAL OF POTENTIAL ADJOURNMENT OF THE SPECIAL MEETING
       This proposal would give the proxy holders discretionary authority to vote to adjourn the Special Meeting if there are not sufficient affirmative votes present at the Special Meeting to approve the proposals that may be considered and acted upon. Any adjournment of the Special Meeting may be made without notice, other than by an announcement made at the Special Meeting. Approval of this proposal will allow the Company, to the extent that shares voted by proxy are required to approve a proposal to adjourn the Special Meeting, to solicit additional proxies to determine whether sufficient shares will be voted in favor of or against the proposals. If the Company is unable to adjourn the Special Meeting to solicit additional proxies, the proposals may fail, not because shareholders voted against the proposals, but rather because there were not sufficient shares represented at the Special Meeting to approve the proposals. The Company has no reason to believe that an adjournment of the Special Meeting will be necessary at this time.
       Assuming the existence of a quorum, this proposal will be approved if the number of shares voted in favor of this proposal exceeds the number of shares voted against the proposal. As such, abstentions and broker non-votes will not affect the outcome of the vote.
       THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF A POTENTIAL ADJOURNMENT OF THE SPECIAL MEETING.
FORWARD-LOOKING STATEMENTS
       Information in this Proxy Statement contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the inability to comply with the requirements of the MOU, delays in obtaining or failure to receive required regulatory approvals for the Investment, including approval by the North Carolina Office of the Commissioner of Banks and the Board of Governors of the Federal Reserve System and the Treasury’s agreement to permit the Company to redeem or repurchase the Treasury Preferred Stock and the Treasury Warrant at a discount, the possibility that fewer than the required number of the Company’s shareholders vote to approve the issuance of Common Stock under the terms of the Investment Agreement or the amendment to the Articles of Incorporation, the occurrence of events that would have a material adverse effect on the Company as described in the Investment Agreement, the risk that the Investment Agreement could be terminated under circumstances that would require the Company to pay a termination fee of $5 million, and other uncertainties arising in connection with the Investment. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this Proxy Statement.
PRINCIPAL SHAREHOLDERS
       The following table sets forth certain information as of November 5, 2010 regarding shares of Common Stock owned of record or known by the Company to be owned beneficially by (i) each director, (ii) each executive officer named in the Summary Compensation Table in the Proxy Statement relating to the Company’s 2010 Annual Meeting of the Shareholders, (iii) all those known by the Company to beneficially own more than 5% of the Common Stock, and (iv) all directors and executive officers as a group. The persons listed below have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent that such power may be shared with a spouse or as otherwise set forth in the footnotes. The mailing address of each of the directors and executive officers is in care of the Company’s address, which is 333 Fayetteville Street, Suite 700, Raleigh, NC 27601.
       The percentages shown below have been calculated based on 12,880,954 total shares of Common Stock outstanding as of November 5, 2010.

	Aggregate Number	Number of Shares
	of Shares Beneficially	Acquirable	Percent
Name of Beneficial Owner	Owned (1)	within 60 Days (2)	of Class

5% Shareholders
Maurice J. Koury (3)	1,025,201	–	7.96%

Directors
Charles F. Atkins (4)	137,013	31,031	1.30%
John F. Grimes, III (5)	37,119	19,249	*
Robert L. Jones (6)	71,688	30,032	*
O. A. Keller, III (7)	380,248	80,161	3.55%
W. Carter Keller (8)	83,635	10,878	*
Ernest A. Koury, Jr. (9)	8,174	16,776	*
George R. Perkins, III (10)	425,467	25,655	3.50%
Don W. Perry (11)	143,850	25,662	1.31%
Carl H. Ricker, Jr. (12)	484,346	32,923	4.01%
Samuel J. Wornom, III (13)	144,918	40,149	1.43%
B. Grant Yarber (14)	28,274	33,000	*

Named Executive Officers
Ralph J. Edwards	2,028	–	*
Michael R. Moore (15)	16,720	6,200	*
David C. Morgan (16)	7,081	11,500	*
Mark J. Redmond (17)	9,474	8,000	*

All directors and executive officers as a group (15 persons) (18)	1,936,785	371,216	17.42%

* Less than one percent

(1)	The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC. Accordingly, they may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the securities.

(2)	Any shares that a person has the right to acquire within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. This column reflects the number of shares of Common Stock that could be purchased by exercise of options to purchase Common Stock on November 5, 2010 or within 60 days thereafter and the number of stock units credited to the account of each nonemployee director participating in the Company’s Amended and Restated Deferred Compensation Plan for Outside Directors. Such stock units are payable in shares of Common Stock following termination of service or, in certain circumstances, on a date designated by the participant, and do not have current voting or investment power. The number of stock units credited to the accounts of the directors as of November 5, 2010, is as follows: 24,031 stock units for Mr. Atkins; 17,249 stock units for Mr. Grimes; 21,532 stock units for Mr. Jones; 67,361 stock units for Mr. O. A. Keller, III; 10,878 for Mr. W. Carter Keller; 16,776 for Mr. Koury; 18,655 stock units for Mr. Perkins; 18,162 stock units for Mr. Perry; 28,025 stock units for Mr. Ricker; and 30,399 stock units for Mr. Wornom.

(3)	The number of shares beneficially owned and the description of such ownership contained herein is based solely on the review of a Schedule 13G filed with the SEC on February 4, 2010, which shows that: (a) Maurice J. Koury is the beneficial owner of an aggregate of 1,025,201 shares of Common Stock, which includes 882,245 shares held in Mr. Koury’s own name and 142,956 shares held by the Maurice & Ann Koury Charitable Trust, a charitable remainder trust in which Mr. Koury is the sole trustee; and (b) the aggregate number of shares of Common Stock does not include 42,608 shares held by the Maurice J. Koury Foundation, Inc. (the “Foundation”) and 39,260 shares held by Carolina Hosiery Mills, Inc. Mr. Koury is one of four directors and president of the Foundation, and a director, president and 23.6% shareholder of Carolina Hosiery Mills. Mr. Koury may have input into decisions concerning the voting power over the shares held by the Foundation and Carolina Hosiery Mills in certain limited circumstances. The business address of Mr. Koury is P.O. Drawer 850, Burlington, North Carolina 27216. Mr. Koury is the uncle of Ernest A. Koury, Jr., one of the Company’s directors.

(4)	Includes 50,100 shares held by AGA Corporation, of which Mr. Atkins owns 19.8% of the outstanding stock; 12,999 shares held by AK&K Corporation, of which Mr. Atkins owns 25.0% of the outstanding stock; and 1,000 shares held by Taboys Corporation, a company wholly owned by Mr. Atkins. From time to time, the shares held by AGA Corporation and AK&K Corporation may be pledged in the ordinary course of business.

(5)	Includes 2,800 shares held by Mr. Grimes’ wife, 5,300 shares held in an Individual Retirement Account (“IRA”), and 1,100 shares held by Mr. Grimes’ wife in her IRA.

(6)	Includes 1,200 shares held by Mr. Jones’ wife, 2,000 shares held in an IRA, 42,752 shares held by the Sheridan Trust of which Mr. Jones is the sole trustee, and 6,000 shares held by the Robert L. Jones Charitable Foundation.

(7)	Includes 21,633 shares held jointly with Mr. Keller’s wife; 25,950 shares held by Mr. Keller’s wife; 27,066 shares held in IRAs; and 4,800 shares held as custodian by Mr. Keller for his children and grandchildren. Also includes 43,250 shares held by Amos Properties, LLC, of which Mr. Keller, his wife, and W. Carter Keller (who is Mr. Keller’s son and a director of the Company) each own 25.0% and with respect to which shares each of them may be considered to have shared voting and investment power.

(8)	Includes 43,250 shares held by Amos Properties, LLC, of which Mr. Keller and O. A. Keller, III (who is Mr. Keller’s father and a director of the Company) each own 25.0% and with respect to which shares each of them may be considered to have shared voting and investment power.

(9)	Includes 1,500 shares held as custodian for Mr. Koury’s daughter.

(10)	Includes 287,115 shares held by Mr. Perkins’ father, for which Mr. Perkins has a proxy to vote. From time to time, the shares held by Mr. Perkins may be pledged in the ordinary course of business.

(11)	Includes 8,058 shares held by Mr. Perry’s wife, 1,800 shares held as custodian for Mr. Perry’s minor children, and 96,165 shares held by Lee Brick & Tile Company, of which Mr. Perry owns 4.0% of the outstanding ownership interests.

(12)	Includes 82 shares held in an IRA.

(13)	Includes 2,388 shares held in trust for the benefit of Mr. Wornom’s two grandchildren, of which Mr. Wornom serves as a trustee, 29,553 shares held by a family limited partnership; and 34,600 shares held by Cross Creek Associates, LP, a company of which Mr. Wornom owns 26.0%.

(14)	Includes 500 shares held jointly with Mr. Yarber’s wife, 600 shares held as custodian for Mr. Yarber’s minor children, 2,470 shares held in an IRA, and 5,407 shares held in the Capital Bank 401(k) Retirement Plan.

(15)	Includes 7,002 shares held in an IRA, and 2,977 shares held in the Capital Bank 401(k) Retirement Plan.

(16)	Includes 1,730 shares held jointly with Mr. Morgan’s wife.

(17)	Includes 3,623 shares held in an IRA.

(18)	The shares held by Amos Properties, LLC are included only once in the total number of shares shown for the group.
SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
       Any proposals which shareholders intend to present for a vote at the Company’s 2011 Annual Meeting of Shareholders, and which such shareholders desire to have included in the Company’s proxy materials relating to that meeting, must be received by the Company on or before December 31, 2010, which is 120 calendar days prior to the anniversary of the proxy statement relating to the Company’s 2010 Annual Meeting of Shareholders. Proposals received after that date will not be considered for inclusion in such proxy materials.
       In addition, if a shareholder intends to present a matter for a vote at the 2011 Annual Meeting of Shareholders, other than by submitting a proposal for inclusion in the Company’s Proxy Statement for that meeting, the shareholder must give timely notice in accordance with SEC rules. To be timely, a shareholder’s notice must be received by the Company’s Corporate Secretary at its principal office, Capital Bank Plaza, 333 Fayetteville Street, Suite 700, Raleigh, North Carolina 27601, on or before March 16, 2011, which is not later than the close of business on the 45th day prior to the first anniversary of the proxy statement relating to the Company’s 2010 Annual Meeting of Shareholders. It is requested that such notice set forth (a) as to each matter the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; and (b) the name and record address of the shareholder, the class and number of shares of Common Stock of the Company that are beneficially owned by the shareholder and any material interest of the shareholder in such business.
ADDITIONAL INFORMATION
       Shareholders Sharing the Same Last Name and Address. Only one Proxy Statement may be delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly upon written or oral request a separate copy of the Proxy Statement to a shareholder at a shared address to which a single copy of the documents was delivered. Requests for additional copies should be directed to Michael R. Moore, Capital Bank Corporation, 333 Fayetteville Street, Suite 700, Raleigh, North Carolina 27601 (telephone number 919-645-6372). Shareholders sharing an address and currently receiving a single copy may contact Mr. Moore as described above to request that multiple copies be delivered in the future. Shareholders sharing an address and currently receiving multiple copies may request delivery of a single copy in the future by contacting Mr. Moore as described above.

MISCELLANEOUS
       Discretionary Authority to Vote. As of the date hereof, the Company knows of no other business that will be presented for consideration at the Special Meeting. If any other business is presented before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their judgment.
       Costs of Soliciting Proxies. The Company will pay all expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by custodians, nominees and fiduciaries in forwarding proxy materials to beneficial owners. Additionally, the Company has engaged Alliance Advisors, LLC to assist in the distribution of proxy materials and the solicitation of proxies by mail, telephone, facsimile, or personal meetings. The Company estimates the fees of Alliance Advisors, LLC to be $7,000 plus expenses. In addition to solicitation by mail, certain of the Company’s officers, directors and regular employees, who will receive no additional compensation for their services, may solicit proxies by telephone, personal communication or other means. The Company will also reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred in forwarding proxy soliciting materials to the beneficial owners.
       Directions to Our Special Meeting at Capital Bank Headquarters. Requests for directions to Capital Bank Plaza should be directed to Nancy A. Snow, 333 Fayetteville Street, Suite 700, Raleigh, North Carolina 27601 (telephone number 919-645-6312).
       ALL SHAREHOLDERS ARE ENCOURAGED TO SIGN, DATE AND RETURN THEIR PROXY SUBMITTED WITH THIS PROXY STATEMENT AS SOON AS POSSIBLE IN THE ENVELOPE PROVIDED. IF A SHAREHOLDER ATTENDS THE SPECIAL MEETING, HE OR SHE MAY REVOKE HIS OR HER PROXY AND VOTE IN PERSON.
By Order of the Board of Directors
Nancy A. Snow
Vice President and Corporate Secretary
November 19, 2010

Appendix A
PROPOSED ARTICLES OF AMENDMENT
OF
CAPITAL BANK CORPORATION
Pursuant to Section 55-10-6 of the North Carolina Business Corporation Act, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its articles of incorporation:
1.	The name of the corporation is Capital Bank Corporation.

2.	The articles of incorporation of the corporation are hereby amended by deleting section (a) of Article 4 in its entirety and substituting in lieu thereof Article 4 section (a) as follows:
(a)	Common stock. The corporation shall have authority to issue three hundred million (300,000,000) shares of common stock with no par value per share.
3.	The foregoing amendment was approved and adopted on November 3, 2010 by the corporation’s Board of Directors and on December 16, 2010 by the corporation’s shareholders in the manner prescribed by Chapter 55 of the North Carolina General Statutes and the corporation’s articles of incorporation.

4.	These Articles of Amendment will become effective upon filing.
This is the ___ day of December, 2010.

CAPITAL BANK CORPORATION
By:
B. Grant Yarber
Chief Executive Officer

-A1-

Appendix B
EXECUTION COPY

INVESTMENT AGREEMENT
dated as of November 3, 2010
among
CAPITAL BANK CORPORATION,
CAPITAL BANK
and
NORTH AMERICAN FINANCIAL HOLDINGS, INC.

ARTICLE I

PURCHASE; CLOSING

1.1	Purchase	1
1.2	Closing	1

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1	Disclosure	6
2.2	Representations and Warranties of the Company and the Bank	7
2.3	Representations and Warranties of Purchaser	31

ARTICLE III
COVENANTS

3.1	Filings; Other Actions	34
3.2	Access, Information and Confidentiality	36
3.3	Conduct of the Business	36
3.4	Acquisition Proposals	41
3.5	Repurchase	44
3.6	D&O Indemnification	44
3.7	Notice of Developments	45

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1	Governance Matters	45
4.2	Legend	46
4.3	Exchange Listing	46
4.4	Registration Rights	46
4.5	Officers, Employees and Benefit Plans	46
4.6	Reservation for Issuance	47
4.7	Rights Offering	47
4.8	Trust Preferred Exchange Offer	48
4.9	Purchaser Tender Offer	48
4.10	Use of Capital Bank Brand	48

i

ARTICLE V

TERMINATION

5.1	Termination	48
5.2	Effects of Termination	50
5.3	Fees	50

ARTICLE VI

MISCELLANEOUS

6.1	Survival	51
6.2	Expenses	51
6.3	Amendment; Waiver	51
6.4	Counterparts and Facsimile	52
6.5	Governing Law	52
6.6	Notices	52
6.7	Entire Agreement, Assignment	53
6.8	Interpretation; Other Definitions	53
6.9	Captions	54
6.10	Severability	54
6.11	No Third Party Beneficiaries	54
6.12	Time of Essence	55
6.13	Certain Adjustments	55
6.14	Public Announcements	55
6.15	Specific Performance; Limitation on Damages	55

INDEX OF DEFINED TERMS

Term	Location of Definition
409A Plan	2.2(s)(8)
Acquisition Agreement	3.4(b)
Acquisition Proposal	3.4(c)
Adverse Recommendation Change	3.4(b)
Affiliate	6.9(a)
Agency	2.2(w)(5)(D)
Agreement	Preamble
Articles of Incorporation	2.2(a)(1)
Authorizations	2.2(a)(1)
Bank	Preamble
Bank Charter	2.2(a)(2)
beneficial owner	6.9(g)
beneficially own	6.9(g)
Benefit Plan	2.2(s)(1)
Burdensome Condition	1.2(c)(2)(F)
business day	6.9(e)
Capitalization Date	2.2(b)
CERCLA	2.2(v)
Charge-Offs	1.2(c)(2)(L)
Closing	1.2(a)
Closing Date	1.2(a)
Closing Expense Reimbursement	6.2
Code	2.2(j)
Common Stock	Recitals
Company	Preamble
Company 10-K	2.1(c)(2)(A)
Company Insurance Policies	2.2(x)
Company Preferred Stock	2.2(b)
Company Recommendation	3.1(b)
Company Reports	2.2(h)(1)
Company Representative	3.2(a)
Company Significant Agreement	2.2(m)(i)
Company’s knowledge	2.1(d)
Confidentiality Agreement	3.2(b)
control	6.9(a)
controlled by	6.9(a)
CVRs	Recitals
Disclosure Schedule	2.1(a)
EESA	2.2(s)(10)
ERISA	2.2(s)(1)
ERISA Affiliate	2.2(s)(1)
Exchange Act	2.2(h)(1)
Existing D&O Policies	1.2(c)(2)(H)(i)

Expense Reimbursement	5.3(c)
FDIC	2.2(a)(2)
Federal Reserve	1.2(c)(1)(B)
GAAP	2.2(g)
Governmental Entity	1.2(c)(1)(A)
herein	6.9(d)
hereof	6.9(d)
hereunder	6.9(d)
include	6.9(c)
included	6.9(c)
includes	6.9(c)
including	6.9(c)
knowledge of the Company	2.1(d)
Legacy Shareholder	4.7
Liens	1.2(b)(1)
Loans	2.2(w)(1)
Loan Tape	2.2(w)(9)
Material Adverse Effect	2.1(b)
NASDAQ	1.2(c)(2)(I)
North Carolina Commissioner	1.2(c)(1)(B)
Notice of Recommendation Change	3.4(b)
or	6.9(b)
Per Share Purchase Price	1.2(b)(2)
person	6.9(f)
Pool	2.2(w)(8)
Previously Disclosed	2.1(c)
Proprietary Rights	2.2(y)
Purchased Shares	1.1
Purchaser	Preamble
Purchaser Designees	1.2(c)(2)(G)
Record Date	4.7
Registration Rights Agreement	4.4
Regulatory Agreement	2.2(u)
Resigning Directors	1.2(c)(2)(G)
Representatives	3.4(a)
Repurchase	Recitals
Required Approvals	2.2(f)
Rights	4.7
Rights Offering	4.7
Sarbanes-Oxley Act	2.2(h)(2)
SEC	2.1(c)(2)(A)
Securities Act	2.2(h)(1)
Series A Preferred	Recitals
Shareholder Meeting	3.1(b)
Shareholder Proposal	3.1(b)
SRO	2.2(h)(1)

Subsidiaries	2.2(a)(1)
Subsidiary	2.2(a)(1)
Superior Proposal	3.4(c)
Tax Return	2.2(j)
Taxes	2.2(j)
Termination Fee	5.3(c)
Treasury	Recitals
Treasury Warrants	Recitals
Trust Preferred Securities	2.2(d)(2)
under common control with	6.9(a)
VA	2.2(w)(5)
Voting Debt	2.2(b)

v

LIST OF SCHEDULES AND EXHIBITS

Schedule A	List of Subsidiaries

Exhibit A	Terms of Contingent Value Rights
Exhibit B	Terms of Repurchase
Exhibit C	Form of Registration Rights Agreement

          INVESTMENT AGREEMENT, dated as of November 3, 2010 (this “Agreement”), among Capital Bank Corporation, a corporation organized under the laws of the State of North Carolina (the “Company”), Capital Bank, a North Carolina state-chartered banking corporation and a banking subsidiary of the Company (the “Bank”), and North American Financial Holdings, Inc., a Delaware corporation (“Purchaser”).
RECITALS:
          WHEREAS, the Company intends to issue and sell to Purchaser, and Purchaser intends to purchase from the Company, as an investment in the Company, 71,000,000 shares of common stock, no par value, of the Company (the “Common Stock”) at a purchase price of $2.55 per share on the terms and conditions described herein;
          WHEREAS, in addition to the purchase price described above, the Company shall, immediately prior to the issuance of shares of Common Stock to Purchaser, issue to the holders of its Common Stock (excluding the Purchaser) non-transferable contingent value rights (the “CVRs”) on substantially the terms set forth in Exhibit A.
          WHEREAS, in connection with the investment by Purchaser, the Company shall enter into a binding definitive agreement with the United States Department of the Treasury (“Treasury”), pursuant to which, among other things and subject to the terms and conditions set forth therein, following the Closing, the Company will redeem and/or purchase from Treasury all of the outstanding shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred”) (including all obligations with respect to accrued but unpaid dividends on the Series A Preferred) and related warrants to purchase shares of Company Common Stock (the “Treasury Warrants”) (the “Repurchase”) (the terms of the Repurchase being set forth in Exhibit B).
          WHEREAS, the Company intends to amend its Articles of Incorporation and its bylaws, in form and substance reasonably satisfactory to Purchaser, to permit the transactions contemplated by this Agreement; and
          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:
ARTICLE I
PURCHASE; CLOSING
          1.1      Purchase.  On the terms and subject to the conditions set forth herein, at the Closing, Purchaser will purchase from the Company, and the Company will issue and sell to Purchaser, 71,000,000 shares of Common Stock (the “Purchased Shares”).
          1.2      Closing.
           (a)      The Closing.  The closing of the purchase and sale of the Purchased Shares referred to in Section 1.1 (the “Closing”) shall occur at 10:00 a.m., New York

City time, on the third business day after the satisfaction or, if permissible, waiver (by the party entitled to grant such waiver) of the conditions to the Closing set forth in this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 or such other date or location as agreed by the parties. The date of the Closing is referred to as the “Closing Date.”
           (b)      Closing Deliveries.  Subject to the satisfaction or waiver on the Closing Date of the applicable conditions to the Closing set forth in Section 1.2(c), at the Closing:
          (1)      the Company will deliver to Purchaser (A) the Closing Expense Reimbursement in accordance with Section 6.2 hereof, by wire transfer of immediately available funds to an account or accounts designated by Purchaser, and (B) the Purchased Shares, as evidenced by one or more certificates dated the Closing Date and bearing the appropriate legends as set forth herein and free and clear of all liens, charges, encumbrances and security interests of any kind or nature whatsoever (other than restrictions on transfer imposed by applicable securities laws) (collectively, “Liens”); and
          (2)      Purchaser will deliver to the Company, by wire transfer of immediately available funds to an account or accounts designated by the Company, an amount equal to the product of $2.55 per share (the “Per Share Purchase Price”) multiplied by the number of Purchased Shares.
           (c)      Closing Conditions.  (1)  The obligation of Purchaser, on the one hand, and the Company and the Bank, on the other hand, to effect the Closing is subject to the fulfillment or written waiver by Purchaser, the Company and the Bank prior to the Closing of the following conditions:
          (A)      no provision of any applicable law or regulation and no judgment, injunction, order or decree of any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign (each, a “Governmental Entity”) shall prohibit the Closing or shall prohibit or restrict Purchaser or its Affiliates from owning or voting any Purchased Shares, and no lawsuit or formal administrative proceeding shall have been commenced by any Governmental Entity seeking to effect any of the foregoing;
          (B)      any Required Approvals of the North Carolina Office of the Commissioner of Banks (the “North Carolina Commissioner”) and the Board of Governors of the Federal Reserve System (the “Federal Reserve”) required to consummate the transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect as of the Closing Date; and

          (C)      the holders of shares of Common Stock of the Company shall have approved the Shareholder Proposal by the requisite vote of such holders.
          (2)      The obligation of Purchaser to purchase the Purchased Shares at the Closing is also subject to the fulfillment or written waiver by Purchaser prior to the Closing of each of the following conditions:
          (A)      all representations and warranties of the Company and the Bank contained in this Agreement shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers contained therein), both individually and in the aggregate, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect (other than the representations and warranties set forth in Sections 2.2(b), (d)(1), (o), (z), and (bb), which shall be true and correct in all material respects (subject to materiality or Material Adverse Effect qualifiers contained therein)) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly relates to a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date);
          (B)      each of the Company and the Bank shall have performed in all material respects all obligations required to be performed by it at or prior to Closing;
          (C)      Purchaser shall have received a certificate signed on behalf of each of the Company and the Bank by a senior executive officer certifying to the effect that the conditions set forth in Sections 1.2(c)(2)(A) and 1.2(c)(2)(B) have been satisfied;
          (D)      since June 30, 2010, no fact, event, change, condition, development, circumstance or effect shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;
          (E)      Purchaser shall have entered into a binding definitive agreement with the Treasury to, following the Closing, purchase and/or redeem all of the issued and outstanding shares of the Series A Preferred (including all obligations with respect to accrued but unpaid dividends on the Series A Preferred) and the Treasury Warrants in accordance with the terms set forth in Exhibit B and such agreement shall remain in full force and effect;
          (F)      (i) no Required Approval issued by any Governmental Entity shall impose or contain any restraint, condition, change or requirement, and (ii) no law, regulation, policy, consent order, interpretation or guidance shall have been enacted, issued, promulgated, enforced or entered by a Governmental Entity since the date of this Agreement, that, in the case of clause (i) and clause (ii), individually or in the aggregate, is adverse to Purchaser or any of its Affiliates in any material respect (in the case of clause (ii), “adverse” shall mean reducing the benefit or increasing the burden of the transactions contemplated hereby), as determined by Purchaser in its sole good faith judgment (any restraint, condition, change, requirement, law, regulation, policy, interpretation or guidance of the type described in this clause (F), a “Burdensome Condition”).
          (G)      each of the individuals designated by the Purchaser in its sole discretion prior to the Closing (the “Purchaser Designees”) shall have been appointed to the Board of Directors of the Company and of the Bank, and an equal number of individuals shall have resigned from the Board of Directors of the Company and of the Bank (the “Resigning Directors”), in each case effective as of the Closing, such that immediately after the Closing, the Purchaser Designees constitute a majority of the Board of Directors of each of the Company and the Bank;
          (H)      either (i) the existing directors and officers liability and errors and omissions insurance policies of the Company, the Bank and any Subsidiary (the “Existing D&O Policies”) shall remain in full force and effect as of the date of this Agreement and shall continue in full force and effect until they expire upon the expiration dates set forth in Section 2.2(x) of the Company Disclosure Schedule and the insurers thereunder shall have provided to the Company an endorsement in writing to the effect that neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement shall result in a termination of such policies, or a reduction in coverage of any such policies; or (ii) the Company shall have obtained a policy (or policies) of directors and officers liability and errors and omissions insurance coverage with insurance carriers believed to be financially sound and reputable with coverage substantially identical to the coverage provided by the Existing D&O Policies;
          (I)      the shares of Common Stock included in the Purchased Shares shall have been authorized for listing on the NASDAQ Stock Market (“NASDAQ”) or such other market on which the Common Stock is then listed or quoted, subject to official notice of issuance;
          (J)      the Company shall have entered into the Registration Rights Agreement pursuant to Section 4.4, having the terms set forth in Exhibit C;

          (K)      As measured immediately prior to the Closing and excluding any deposits withdrawn by Purchaser or its controlled Affiliates, core deposits (i.e., money market, demand, checking, savings and transactional accounts for retail customers) of the Bank shall not have decreased by more than twenty percent (20%) from the amount thereof as of September 30, 2010;
          (L)      Excluding Charge-Offs made at the written direction of Purchaser or any controlled Affiliate of Purchaser, (i) the Charge-Offs in any completed calendar fiscal quarter commencing after September 30, 2010 shall not exceed $30,000,000 and (ii) the Charge-Offs in the most recent interim quarterly period commencing after the date hereof and ending five calendar days prior to the Closing Date shall not exceed an amount equal to $30,000,000 pro-rated by the number of days in such interim quarterly period; for the purposes of this Section 1.2(c)(2)(L), “Charge-Offs” shall mean the loans charged-off as reflected in the Company Reports, if then publicly filed, and otherwise derived from the books and records of the Bank in a manner consistent with past practice, with the preparation of the financial statements in the Company Reports and with the Company’s or Bank’s written policies in effect as of the date of this Agreement; and three calendar days prior to the Closing Date, the Company shall provide Purchaser with a schedule reporting Charge-Offs for the periods referred to in clauses (i) and (ii);
          (M)      The Board of Directors of the Company shall have declared a distribution of the CVRs, effective immediately prior to the Closing, pursuant to a contingent value right agreement substantially on the terms set forth on Exhibit A and in form and substance reasonably acceptable to the Purchaser; and
          (3)      The obligations of the Company and the Bank to effect the Closing are subject to the fulfillment or written waiver by both of the Company and the Bank prior to the Closing of the following additional conditions:
          (A)      all representations and warranties of Purchaser contained in this Agreement shall be true and correct (without regard to materiality or material adverse effect qualifiers contained therein) in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation and warranty expressly relates to a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date, and except where the failure of any such representation or warranty to be true and correct would not, individually or in the aggregate, impair in any material respect the ability of Purchaser to consummate the transactions contemplated by this Agreement;

          (B)      Purchaser shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing; and
          (C)      the Company and the Bank each shall have received a certificate signed on behalf of Purchaser by a senior executive officer certifying to the effect that the conditions set forth in Sections 1.2(c)(3)(A) and (B) have been satisfied.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
          2.1      Disclosure. (a)  On or prior to the date hereof, the Company and the Bank delivered to Purchaser and Purchaser delivered to the Company and the Bank a schedule (a “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.2 with respect to the Company or the Bank, or in Section 2.3 with respect to Purchaser, or to one or more covenants contained in Article III.
           (b)      “Material Adverse Effect” means any fact, event, change, condition, development, circumstance or effect that, individually or in the aggregate, (1) is or would be reasonably likely to be material and adverse to the business, assets, liabilities, properties, results of operations or condition (financial or otherwise) of the Company, the Bank and the Subsidiaries, taken as a whole (provided, however, that with respect to this clause (1), a “Material Adverse Effect” shall not be deemed to include any fact, event, change, condition, development, circumstance or effect to the extent resulting from actions or omissions by the Company taken with the prior written consent of Purchaser or as expressly required by this Agreement), or (2) materially impairs or would be reasonably likely to materially impair the ability of the Company or the Bank to perform its obligations under this Agreement or to consummate the Closing. Notwithstanding the foregoing, any adverse change, event or effect to the extent arising from: (i) conditions generally affecting the United States economy or generally affecting the banking industry except to the extent the Company and the Bank are affected in a disproportionate manner as compared to other community banks in the southeastern United States; (ii) national or international political or social conditions, including terrorism or the engagement by the United States in hostilities or acts of war except to the extent the Company and the Bank are affected in a disproportionate manner as compared to other community banks in the southeastern United States; (iii) changes in any laws issued by any Governmental Entity except to the extent the Company and the Bank are affected in a disproportionate manner as compared to other community banks in the southeastern United States; (iv) any action taken by Purchaser prior to or at the Closing; (v) any failure, in and of itself, by the Company or the Bank to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period (provided that any underlying causes of such failure shall not be excluded in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (vi) any compliance by the Company or the Bank with any express written request made by Purchaser; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement, including any action taken in response thereto by any person with which the Company or the Bank does business shall not, in any such case, be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur.
           (c)      “Previously Disclosed” with regard to (1) a party means information set forth in its Disclosure Schedule, and (2) the Company or the Bank means information publicly disclosed by the Company in (A) its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed by it with the Securities and Exchange Commission (“SEC”) on March 10, 2010 (the “Company 10-K”), (B) its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010 and June 30, 2010, as filed by it with the SEC on May 10, 2010 and August 6, 2010, respectively, or (C) any Current Report on Form 8-K filed or furnished by it with the SEC since January 1, 2010 and publicly available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature).
           (d)      “To the knowledge of the Company,” “to the knowledge of the Bank,” or any similar phrase means, with respect to any fact or matter, the actual knowledge of B. Grant Yarber, Michael R. Moore and Mark Redmond, without any duty to investigate.
          2.2      Representations and Warranties of the Company and the Bank. The Company and the Bank, jointly and severally, represent and warrant to Purchaser, as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date in which case as of such date), that, except as Previously Disclosed:
           (a)      Organization and Authority. (1)  The Company is, and at the Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. The Company is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended. The Company has, and at the Closing Date will have, the power and authority (corporate, governmental, regulatory and otherwise) and has or will have all necessary approvals, orders, licenses, certificates, permits and other governmental authorizations (collectively, the “Authorizations”) to own or lease all of the assets owned or leased by it and to conduct its business in all material respects in the manner Previously Disclosed, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company is, and at the Closing Date will be, duly licensed or qualified to do business and in good standing as a foreign corporation in all jurisdictions (A) in which the nature of the activities conducted by the Company requires such qualification and (B) in which the Company owns or leases real property, other than such failures that would not have any material impact on the Company. The Articles of Incorporation, as amended, of the Company (the “Articles of Incorporation”) comply in all material respects with applicable law. A complete and correct copy of the Articles of Incorporation and bylaws of the Company, as amended and as currently in effect, has been delivered or made available to Purchaser. The Company’s direct and indirect subsidiaries (other than the Bank) (each a “Subsidiary” and collectively the “Subsidiaries”) are listed on Schedule A to this Agreement.
          (2)      The Bank is a wholly owned subsidiary of the Company and is a corporation and state chartered bank duly organized, validly existing and in good standing under the laws of the State of North Carolina. The deposit accounts of the Bank are insured up to applicable limits by the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation (the “FDIC”); all premiums and assessments required to be paid in connection therewith have been paid when due; and no proceedings for the termination or revocation of such insurance are pending or, to the knowledge of the Company, threatened. The Bank has the power and authority (corporate, governmental, regulatory and otherwise) and has or will have all necessary Authorizations to own or lease all of the assets owned or leased by it and to conduct its business in all material respects in the manner Previously Disclosed. The Bank is duly licensed or qualified to do business and in good standing in all jurisdictions (A) in which the nature of the activities conducted by the Bank requires such qualification and (B) in which the Bank owns or leases real property, other than such failures that would not have nor reasonably be expected to have a Material Adverse Effect. The charter (“Bank Charter”) of the Bank complies in all material respects with applicable law. A complete and correct copy of the Bank Charter and the bylaws of the Bank, as amended and as currently in effect, has been delivered or made available to Purchaser.
          (3)      Each of the Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each such Subsidiary has the power and authority (corporate, governmental, regulatory and otherwise) and has or will have all necessary Authorizations to own or lease all of the assets owned or leased by it and to conduct its business in all material respects as Previously Disclosed. Each such Subsidiary is duly licensed or qualified to do business and in good standing as a foreign corporation or other legal entity in all jurisdictions (A) in which the nature of the activities conducted by such Subsidiary requires such qualification and (B) in which such Subsidiary owns or leases real property, other than such failures that would not have nor reasonably be expected to have a Material Adverse Effect. The articles or certificate of incorporation, certificate of trust or other organizational document of each Subsidiary comply in all material respects with applicable law. A complete and correct copy of the articles or certificate of incorporation or certificate of trust and bylaws of each Subsidiary (or similar governing documents), as amended and as currently in effect, has been delivered or made available to Purchaser.
           (b)      Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 100,000 shares of preferred stock, no par value, of the Company (the “Company Preferred Stock”). As of the close of business on October 29, 2010 (the “Capitalization Date”), there were no more than 12,880,954 shares of Common Stock outstanding (which includes restricted shares) and 41,279 shares of Series A Preferred and no other shares of Company Preferred Stock outstanding. Since the Capitalization Date and through the date of this Agreement, except in connection with this Agreement and the transactions contemplated hereby, and as set forth in Section 2.2(b) of the Company Disclosure Schedule, the Company has not (1) issued or authorized the issuance of any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Company Preferred Stock, (2) reserved for issuance any shares of Common Stock or Company Preferred Stock or (3) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Common Stock or Company Preferred Stock. As of the close of business on the Capitalization Date, other than in respect of shares of Common Stock reserved for issuance in connection with the Treasury Warrants or any stock option or other equity incentive plan in respect of which an aggregate of no more than 2,591,328 shares of Common Stock have been reserved for issuance, no shares of Common Stock or Company Preferred Stock were reserved for issuance. All of the issued and outstanding shares of Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable, and have been issued in compliance with all federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of the Company may vote (“Voting Debt”) are issued and outstanding. As of the date of this Agreement, except (A) pursuant to any cashless exercise provisions of any Company stock options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Benefit Plans, (B) the warrant to purchase up to 749,619 shares of Common Stock sold by the Company to the Treasury pursuant to that certain Letter Agreement and Securities Purchase Agreement dated as of December 12, 2008 and (C) as set forth elsewhere in this Section 2.2(b) or on the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of Common Stock or Company Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement). Section 2.2(b) of the Company Disclosure Schedule sets forth a table listing the outstanding series of trust preferred and subordinated debt securities of the Company and the Bank and certain information with respect thereto, including the holders of such securities as of the date of this Agreement, and all such information is accurate and complete to the knowledge of the Company and the Bank.
           (c)      Subsidiaries. With respect to the Bank and each of the Subsidiaries, (1) all the issued and outstanding shares of such entity’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and (2) there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into or exchangeable for, or any contracts or commitments to issue or sell, shares of such entity’s capital stock, any other equity security or any Voting Debt, or any such options, rights, convertible securities or obligations. Except as set forth in Section 2.2(c) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Bank and the Subsidiaries, free and clear of all Liens. Except as set forth in Section 2.2(c) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any person that is not a Subsidiary or the Bank.
           (d)      Authorization.  (1)  Each of the Company and the Bank has the full legal right, corporate power and authority to enter into this Agreement and the other agreements referenced herein to which it will be a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other agreements referenced herein to which each of the Company and the Bank will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Boards of Directors of each of the Company and the Bank. This Agreement has been, and the other agreements referenced herein to which they will be a party, when executed, will be, duly and validly executed and delivered by the Company and the Bank and, assuming due authorization, execution and delivery by Purchaser, is and will be a valid and binding obligation of each of the Company and the Bank enforceable against each of the Company and the Bank in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings are necessary for the execution and delivery by the Company or the Bank of this Agreement and the other agreements referenced herein to which it will be a party, the performance by them of their obligations hereunder and thereunder or the consummation by them of the transactions contemplated hereby, subject to receipt of the approval by the Company’s shareholders of the Shareholder Proposal. The only vote of the shareholders of the Company required in connection with the approval of the Shareholder Proposal is the affirmative vote of the holders of not less than a majority of the outstanding Common Stock voting at the meeting at which such a vote is taken. All shares of Common Stock outstanding on the record date for a meeting at which a vote is taken with respect to the Shareholder Proposal shall be eligible to vote on such proposal.
          (2)      Neither the execution and delivery by the Company or the Bank of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company or the Bank with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Liens upon any of the material properties or assets of the Company, the Bank or any Subsidiary under any of the terms, conditions or provisions of (i) its certificate of incorporation or bylaws (or similar governing documents) or the certificate of incorporation, charter, bylaws or other governing instrument of any Subsidiary or (ii) except for defaults that would not have nor reasonably be expected to have a Material Adverse Effect, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company, the Bank or any Subsidiary is a party or by which it may be bound, including without limitation the trust preferred securities issued by Capital Bank Statutory Trust I, Capital Bank Statutory Trust II, or Capital Bank Statutory Trust III or the related indentures (collectively, the “Trust Preferred Securities”), or to which the Company, the Bank or any Subsidiary or any of the properties or assets of the Company, the Bank or any Subsidiary may be subject, or (B) except for violations that would not have nor reasonably be expected to have a Material Adverse Effect, assuming the consents referred to in Section 2.2(f) are duly obtained, violate any law, statute, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company, the Bank or any Subsidiary or any of their respective properties or assets.
           (e)      Accountants.  Grant Thornton LLP, who has expressed its opinion with respect to the consolidated financial statements contained in the Company 10-K, is as of the date of such opinion a registered independent public accountant, within the meaning of the Code of Professional Conduct of the American Institute of Certified Public Accountants, as required by the Securities Act and the rules and regulations promulgated thereunder and by the rules of the Public Accounting Oversight Board.
           (f)      Consents.  Schedule 2.2(f) of the Company Disclosure Schedule lists all governmental and any other material consents, approvals, authorizations, applications, registrations and qualifications that are required to be obtained in connection with or for the consummation of the transactions contemplated by this Agreement (the “Required Approvals”). Other than the securities or blue sky laws of the various states and the Required Approvals, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity or SRO, or expiration or termination of any statutory waiting period, is necessary for the consummation by the Company or the Bank of the transactions contemplated by this Agreement.
           (g)      Financial Statements.  The Company has previously made available to Purchaser copies of (1) the consolidated statements of financial condition of the Company, the Bank and the Subsidiaries as of December 31 for the fiscal years 2008 and 2009, and the related consolidated statements of operations, of comprehensive income, of changes in shareholders’ equity, and of cash flows for the fiscal years 2007 through 2009, inclusive, as reported in the Company 10-K, in each case accompanied by the audit report of Grant Thornton LLP, and (2) the unaudited consolidated statements of financial condition of the Company, the Bank and the Subsidiaries as of June 30, 2010 and the related unaudited consolidated statements of operations, of comprehensive income, of changes in shareholders’ equity and of cash flows for the six-month periods ended June 30, 2009 and June 30, 2010. The December 31, 2009 consolidated statement of financial condition of the Company (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of the Company, the Bank and the Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 2.2(g) (including the related notes, where applicable) fairly present in all material respects, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations, comprehensive income, changes in shareholders’ equity, cash flows and the consolidated financial position of the Company, the Bank and the Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) in all material respects complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. There is no transaction, arrangement or other relationship between the Company, the Bank or any Subsidiary and an unconsolidated or other Affiliated entity that is not reflected on the financial statements specified in this Section 2.2(g). The books and records of the Company, the Bank and the Subsidiaries in all material respects have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions. The dismissal of Grant Thornton LLP as independent public accountants of the Company on March 12, 2010 was not as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Elliott Davis PLLC has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
           (h)      Reports.  (1)  Since December 31, 2008, the Company, the Bank and each Subsidiary has timely filed all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with any Governmental Entity or self-regulatory organization (“SRO”) (the foregoing, collectively, the “Company Reports”) and has paid all material fees and assessments due and payable in connection therewith. As of their respective dates of filing, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities or SROs. To the knowledge of the Company, as of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity or any SRO with respect to any Company Report. In the case of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). With respect to all other Company Reports, the Company Reports were complete and accurate in all material respects as of their respective dates, or the dates of their respective amendments. No executive officer of the Company, the Bank or any Subsidiary has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. Copies of all Company Reports not otherwise publicly filed have, to the extent allowed by applicable law, been made available to Purchaser by the Company. Except for normal examinations conducted by a Governmental Entity or SRO in the regular course of the business of the Company, the Bank and the Subsidiaries, no Governmental Entity or SRO has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company, the Bank or any Subsidiary since December 31, 2008. To the knowledge of the Company and the Bank, there is no unresolved violation, criticism or exception by any Governmental Entity or SRO with respect to any report or statement relating to any examinations of the Company, the Bank or any of the Subsidiaries.
          (2)      The Company (i) keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, the Bank and the Subsidiaries, and (ii) maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the Bank and the Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2008, (A) none of the Company, the Bank or any Subsidiary or, to the knowledge of the Company or the Bank, any director, officer, employee, auditor, accountant or representative of the Company, the Bank or any Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, the Bank or any Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company, the Bank or any Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company, the Bank or any Subsidiary, whether or not employed by the Company, the Bank or any Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s Board of Directors or any committee thereof or to any director or officer of the Company. The Company is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as amended and the rules and regulations promulgated thereunder and as of the date of this Agreement, the Company has no knowledge of any reason that its outside auditors and its chief executive officer and chief financial officer shall not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes Oxley Act, without qualification, when next due.
           (i)      Properties and Leases.  The Company, the Bank and the Subsidiaries have good and marketable title to all real properties and all other properties and assets, tangible or intangible, owned by them (other than any assets or properties classified as other real estate owned), in each case free from Liens that would impair in any material respect the value thereof or interfere with the use made or to be made thereof by them in any material respect. The Company, the Bank and the Subsidiaries own or lease all properties as are necessary to their operations as now conducted. The Company, the Bank and the Subsidiaries hold all leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them in any material respect. None of the Company, the Bank or any Subsidiary or, to the knowledge of the Company, any other party thereto is in default under any lease described in the immediately preceding sentence. There are no condemnation or eminent domain proceedings pending or, to the knowledge of the Company, threatened in writing, with respect to any of the real properties necessary to the operations of the Company, the Bank and the Subsidiaries as now conducted. None of the Company, the Bank or any of the Subsidiaries has, within the last two (2) years, made any material title claims, or has outstanding any material title claims, under any policy of title insurance respecting any parcel of real property.
           (j)      Taxes.  Except as set forth in Section 2.2(j) of the Company Disclosure Schedule, (1) each of the Company, the Bank and the Subsidiaries has duly and timely filed (including, pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it and all such Tax Returns are correct and complete in all material respects. Each of the Company, the Bank and the Subsidiaries have paid in full, or made adequate provision in the financial statements of the Company (in accordance with GAAP) for, all Taxes shown as due on such Tax Returns; (2) no material deficiencies for any Taxes have been proposed, asserted or assessed against or with respect to any Taxes due by, or Tax Returns of, the Company, the Bank or any of the

Subsidiaries which deficiencies have not since been resolved; and (3) there are no material Liens for Taxes upon the assets of either the Company, the Bank or the Subsidiaries except for statutory Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been provided. None of the Company, the Bank or any of the Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 the U.S. Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder (the “Code”) is applicable. None of the Company, the Bank or any Subsidiary has engaged in any transaction that is the same as or substantially similar to a “reportable transaction” for United States federal income tax purposes within the meaning of Treasury Regulations section 1.6011-4. None of the Company, the Bank or any of the Subsidiaries has engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties under Section 6662(d) or any comparable provision of state, foreign or local law. None of the Company, the Bank or any of the Subsidiaries has participated in any “tax amnesty” or similar program offered by any taxing authority to avoid the assessment of penalties or other additions to Tax. The Company, the Bank and each of the Subsidiaries have complied in all respects with all requirements to report information for Tax purposes to any individual or taxing authority, and have collected and maintained all requisite certifications and documentation in valid and complete form with respect to any such reporting obligation, including, without limitation, valid Internal Revenue Service Forms W-8 and W-9. No claim has been made by a Tax Authority in a jurisdiction where the Company, the Bank or any of the Subsidiaries, as the case may be, does not file Tax Returns that the Company, the Bank or any of such Subsidiaries, as the case may be, is or may be subject to Tax by that jurisdiction. None of the Company, the Bank or any of the Subsidiaries has granted any waiver, extension or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax Return that is outstanding, nor has any request for any such waiver or consent been made. None of the Company, the Bank or any of the Subsidiaries has been or is in violation (or with notice or lapse of time or both, would be in violation) of any applicable law relating to the payment or withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or any similar provisions of state, local or foreign law). Each of the Company, the Bank and its Subsidiaries has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authority all amounts required to be so withheld and paid over for all periods under all applicable laws. No audits or material investigations by any taxing authority relating to any Tax Returns of any of the Company, the Bank or any of the Subsidiaries is in progress, nor has the Company, the Bank or any of the Subsidiaries received notice from any taxing authority of the commencement of any audit not yet in progress. There are no outstanding powers of attorney enabling any person or entity not a party to this Agreement to represent the Company, the Bank or any Subsidiary with respect to Tax matters. None of the Company, the Bank or any of the Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Code Section 481 or any similar provision. There are no material elections regarding Taxes affecting the Company, the

Bank or any of the Subsidiaries. None of the Company, the Bank or any of the Subsidiaries has undergone an “ownership change” within the meaning of Code Section 382(g) provided that the Company makes no representations as to whether the execution of this Agreement or the consummation of the transactions contemplated hereby will constitute an “ownership change” under Code Section 382(g). For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including any income, excise, property, sales, transfer, franchise, payroll, withholding, social security, abandoned or unclaimed property or other taxes, together with any interest, penalties or additions to tax attributable thereto, and any payments made or owing to any other person measured by such taxes, charges, levies, penalties or other assessment, whether pursuant to a tax indemnity agreement, tax sharing payment or otherwise (other than pursuant to commercial agreements or Benefit Plans). For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including, without limitation, all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.
           (k)      Absence of Certain Changes.  Since December 31, 2009, and except as Previously Disclosed, (1) the Company, the Bank and the Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course of business and consistent with prior practice, (2) none of the Company, the Bank or any Subsidiary has issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money, except borrowings in the ordinary course of business, (3) except for publicly disclosed ordinary dividends on the Common Stock and outstanding Company Preferred Stock, the Company has not made or declared any distribution in cash or in kind to its shareholders or issued or repurchased any shares of its capital stock or other equity interests, (4) no fact, event, change, condition, development, circumstance or effect has occurred that has had or would reasonably be expected to have a Material Adverse Effect and (5) no material default (or event that, with notice or lapse of time, or both, would constitute a material default) exists on the part of the Company, the Bank or any Subsidiary or, to their knowledge, on the part of any other party, in the due performance and observance of any term, covenant or condition of any agreement to which the Company, the Bank or any Subsidiary is a party and that would, individually or in the aggregate, constitute a Material Adverse Effect.
           (l)      No Undisclosed Liabilities.  Except as set forth in Section 2.2(l) of the Company Disclosure Schedule, none of the Company, the Bank or any of the Subsidiaries has any liabilities or obligations of any nature and is not an obligor under any guarantee, keepwell or other similar agreement (absolute, accrued, contingent or otherwise) except for (1) liabilities or obligations reflected in or reserved against in the Company’s consolidated balance sheet as of June 30, 2010, (2) current liabilities that have arisen since June 30, 2010 in the ordinary and usual course of business and consistent with past practice and that have either been Previously Disclosed or would not have, individually or in the aggregate, a material impact on the Company, the Bank or any Subsidiary and (3) contractual liabilities under (other than liabilities arising from any breach or violation of) agreements made in the ordinary and usual course of business and consistent with past practice and that have either been Previously Disclosed or would not have, individually or in the aggregate, a material impact on the Company, the Bank or any Subsidiary.
           (m)      Commitments and Contracts.  (i)  The Company has Previously Disclosed or provided (by hard copy, electronic data room or otherwise) to Purchaser or its representatives true, correct and complete copies of, each of the following written contracts to which the Company, the Bank or any Subsidiary is a party (each, a “Company Significant Agreement”):
          (1)      any contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K to be performed in whole or in part after the date of this Agreement;
          (2)      any contract or agreement with respect to the employment or service of any current or former directors, officers, employees or consultants of the Company, the Bank or any of the Subsidiaries;
          (3)      any contract or agreement with any director, officer, employee or Affiliate of the Company, the Bank or any of the Subsidiaries;
          (4)      any contract or agreement materially limiting the freedom of the Company, the Bank or any Subsidiary to engage in any line of business or to compete with any other person or prohibiting the Company, the Bank or any Subsidiary from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;
          (5)      any contract or agreement with a labor union or guild (including any collective bargaining agreement);
          (6)      any contract or agreement which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company, the Bank or the Subsidiaries;
          (7)      any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where the Company, the Bank or any Subsidiary is a lender, borrower or guarantor other than those entered into in the ordinary course of business; and
          (8)      any contract or agreement entered into since January 1, 2005 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof) relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations, including continuing material indemnity obligations, of the Company, the Bank or any of the Subsidiaries;
          (9)      any agreement of guarantee, support or indemnification by the Company, the Bank or any Subsidiary, assumption or endorsement by the Company, the Bank or any Subsidiary of, or any similar commitment by the Company, the Bank or any Subsidiary with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person other than those entered into in the ordinary course of business;
          (10)      any alliance, cooperation, joint venture, stockholders’ partnership or similar agreement involving a sharing of profits or losses relating to the Company, the Bank or any Subsidiary;
          (11)      any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of the Company, the Bank or any Subsidiary;
          (12)      any material contract or agreement that would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement; and
          (13)      any contract not listed above that is material to the financial condition, results of operations or business of the Company, the Bank or any Subsidiary.
(ii) (A) Each of the Company Significant Agreements has been duly and validly authorized, executed and delivered by the Company, the Bank or any Subsidiary and is binding on the Company, the Bank and the Subsidiaries, as applicable, and to the Company’s knowledge, is in full force and effect; (B) the Company, the Bank and each of the Subsidiaries, as applicable, are in all material respects in compliance with and have in all material respects performed all obligations required to be performed by them to date under each Company Significant Agreement; (C) as of the date hereof, none of the Company, the Bank or any of the Subsidiaries has received notice of any material violation or default (or any condition that with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Significant Agreement; and (D) no other party to any Company Significant Agreement is, to the knowledge of the Company, in default in any material respect thereunder.
           (n)      Offering of Purchased Shares.  Neither the Company nor any person acting on its behalf has taken any action (including any offering of any securities of the Company) under circumstances that would require the integration of such offering with the offering of any of the Purchased Shares or CVRs to be issued pursuant to this Agreement, in each case under the Securities Act, and the rules and regulations of the SEC promulgated thereunder, which might subject the offering, issuance or sale of any of the Purchased Shares to Purchaser or the CVRs to the Company’s shareholders

(excluding the Purchaser) pursuant to this Agreement to the registration requirements of the Securities Act.
           (o)      Status of Purchased Shares.  The Purchased Shares to be issued pursuant to this Agreement have been duly authorized by all necessary corporate action, in each case subject to the approval of the Shareholder Proposal. When issued, delivered and sold against receipt of the consideration therefor as provided in this Agreement, the Purchased Shares will be validly issued, fully paid and nonassessable, will not be issued in violation of or subject to preemptive rights of any other shareholder of the Company and will not result in the violation or triggering of any price-based antidilution adjustments under any agreement to which the Company, the Bank or any Subsidiary is a party. The voting rights of the holders of the Purchased Shares will be enforceable in accordance with the terms of the Articles of Incorporation, the bylaws of the Company and applicable law.
           (p)      Litigation and Other Proceedings.  None of the Company, the Bank or any Subsidiary is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (1) against the Company, the Bank or any Subsidiary (excluding those of the type contemplated by the following clause (2)) that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in damages, costs or any other liability owed by the Company, the Bank or such Subsidiary, as applicable, in excess of $1,000,000 or (2) challenging the validity or propriety of the transactions contemplated by this Agreement. There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon the Company, the Bank, any Subsidiary or the assets of the Company, the Bank or any Subsidiary. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or relating to any examinations or inspections of the Company, the Bank or any Subsidiary.
           (q)      Compliance with Laws.  (1)  The Company, the Bank and each Subsidiary have all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities and SROs that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted. Each of the Company, the Bank and each Subsidiary are and have been in compliance in all material respects with and is not in default or violation in any material respect of, and none of them is, to the knowledge of the Company, under investigation with respect to or, to the knowledge of the Company, has been threatened to be charged with or given notice of any material violation of, any applicable material domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity or SRO. Except for statutory or regulatory restrictions of general application, no Governmental Entity or SRO has placed any material restriction on the business or properties of the Company, the Bank or any Subsidiary. Except as set forth in Section 2.2(q) of the Company Disclosure Schedule, since December 31, 2008, none of the Company, the Bank or any Subsidiary has received any notification or communication from any Governmental Entity or SRO (A) asserting that the Company, the Bank or any Subsidiary is not in material compliance with any statutes, regulations or ordinances, (B) threatening to revoke any permit, license, franchise, authorization, order or approval, or (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance.
(2) Except as would not be material to the Company, the Bank and the Subsidiaries, taken as a whole, the Bank and each Subsidiary have properly administered all accounts for which the Bank or any Subsidiary acts as a fiduciary, including accounts for which the Bank or any Subsidiary serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law in all material respects. None of the Bank or any Subsidiary, or any director, officer or employee of the Bank or any Subsidiary, has committed any breach of trust with respect to any such fiduciary account that would be material to the Bank and the Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.
           (r)      Labor.  Employees of the Company, the Bank and the Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees. No labor organization or group of employees of the Company, the Bank or any Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or to the Company’s knowledge threatened against or involving the Company, the Bank or any Subsidiary. The Company, the Bank and each Subsidiary believe that their relations with their employees are good. No executive officer of the Company, the Bank or any Subsidiary (as defined in Rule 501(f) promulgated under the Securities Act) has notified the Company, the Bank or any Subsidiary that such officer intends to leave the Company, the Bank or any Subsidiary or otherwise terminate such officer’s employment with the Company, the Bank or any Subsidiary. No executive officer of the Company, the Bank or any Subsidiary is, or to the Company’s knowledge is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company, the Bank or any Subsidiary to any liability with respect to any of the foregoing matters. The Company, the Bank and the Subsidiaries are in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, and any other similar applicable foreign, state, or local laws relating to facility closings and layoffs.
           (s)      Company Benefit Plans.

          (1)      (A) Section 2.2(s)(1)(A) of the Company Disclosure Schedule sets forth a complete list of each Benefit Plan. With respect to each Benefit Plan, except as set forth in Section 2.2(s)(1)(A) of the Company Disclosure Schedule, the Company, the Bank and the Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and all laws and regulations applicable to such Benefit Plan; and (B) each Benefit Plan has been administered in all material respects in accordance with its terms. “Benefit Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control, fringe benefit, or other compensation or employee benefit plan, program, agreement, arrangement or policy sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA, or to which the Company, the Bank, any Subsidiary or any of their respective ERISA Affiliates is party, whether written or oral, for the benefit of any director, former director, consultant, former consultant, employee or former employee of the Company, the Bank or any Subsidiary.
          (2)      With respect to each Benefit Plan, the Company has heretofore delivered or made available to Purchaser or Previously Disclosed true and complete copies of each of the following documents, to the extent applicable: (A) a copy of the Benefit Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof); (B) a copy of the two most recent annual reports and actuarial reports, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87; (C) a copy of the most recent Summary Plan Description required under ERISA with respect thereto; (D) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and (E) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401 of the Code.
          (3)      Except as set forth in Section 2.2(s)(3) of the Company Disclosure Schedule, no claim has been made, or to the knowledge of the Company threatened, against the Company, the Bank or any of the Subsidiaries related to the employment and compensation of employees or any Benefit Plan, including, without limitation, any claim related to the purchase of employer securities or to expenses paid under any defined contribution pension plan other than ordinary course claims for benefits.
          (4)      No Benefit Plans are subject to Title IV or described in Section 3(37) of ERISA, and none of the Company, the Bank or its Subsidiaries has at any time within the past six (6) years sponsored or contributed to, or has or had within the past six (6) years any liability or obligation in respect of, any plan subject to Title IV or described in Section 3(37) of ERISA. Except as set forth in Section 2.2(s)(4) of the Company Disclosure Schedule, neither the Company, the Bank, nor any Subsidiary has incurred any current or projected liability in respect of post-retirement health, medical or life insurance benefits for Company Employees, except as required to avoid an excise tax under Section 4980B of the Code or comparable State benefit continuation laws.
          (5)      Each Benefit Plan intended to be “qualified” within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code, and, to the knowledge of the Company, no condition exists that could reasonably be expected to jeopardize any such qualification or exemption.
          (6)      None of the Company, the Bank or any Subsidiary, any Benefit Plan, any trust created thereunder, or any trustee or administrator thereof has engaged in a transaction in connection with which the Company, the Bank or any Subsidiary, any Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Benefit Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code.
          (7)      There has been no material failure of a Benefit Plan that is a group health plan (as defined in section 5000(b)(1) of the Code) to meet the requirements of section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in section 4980B(g) of the Code).
          (8)      Each Benefit Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “409A Plan”) complies in all material respects with the requirements of Section 409A of the Code and the guidance promulgated thereunder. From January 1, 2005 through December 31, 2008, each 409A Plan and any award thereunder was maintained in good faith operational compliance with the requirements of (i) Section 409A of the Code and (ii) (x) the proposed regulations issued thereunder, (y) the final regulations issued thereunder or (z) Internal Revenue Service Notice 2005-1. From and after January 1, 2009, each 409A Plan and any award thereunder has been maintained in operational compliance with the requirements of Section 409A of the Code the final regulations issued thereunder. As of and since December 31, 2008, each 409A Plan and any award thereunder has been in documentary compliance with the requirements of Section 409A of the Code and the final regulations issued thereunder. No payment to be made under any 409A Plan is or will be subject to the interest and additional tax payable pursuant to Section 409A(a)(1)(B) of the Code. None of the Company, the Bank or any Subsidiary is party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.

          (9)      (A) Except as set forth in Section 2.2(s)(9) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company, the Bank or any Subsidiary from the Company, the Bank or any Subsidiary under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding or increase in the funding of any such benefits or (v) result in any limitation on the right of the Company, the Bank or any Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust and (B) none of the Company, the Bank or any Subsidiary has taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any benefits, or will result, in any limitation on the right of the Company, the Bank or any Subsidiary to amend, merge, terminate any Benefit Plan or receive a reversion of assets from any Benefit Plan or related trust.
          (10)      The Company, the Bank and the Subsidiaries will be in compliance, as of the Closing Date, with Sections 111 and 302 of the Emergency Economic Stabilization Act of 2008, as amended by the U.S. American Recovery and Reinvestment Act of 2009, including all guidance issued thereunder by a Governmental Entity (collectively “EESA”). Except as set forth in Section 2.2(s)(10) of the Company Disclosure Schedule, without limiting the generality of the foregoing, each employee of the Company, the Bank, and the Subsidiaries who is subject to the limitations imposed under EESA has executed a waiver of claims against the Company, the Bank and the Subsidiaries with respect to limiting or reducing rights to compensation for so long as the EESA limitations are required to be imposed.
           (t)      Risk Management Instruments.  All material derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for the Company’s own account, or for the account of the Bank or one or more of the Subsidiaries, were entered into (1) only in the ordinary and usual course of business and consistent with past practice, (2) in accordance with commercially reasonable banking practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (3) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company, the Bank or one of the Subsidiaries, enforceable in accordance with its terms. None of the Company, the Bank or the Subsidiaries, or, to the knowledge of the Company, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.
           (u)      Agreements with Regulatory Agencies.  Except as set forth in Section 2.2(u) of the Company Disclosure Schedule, none of the Company, the Bank or any

Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or has adopted any board resolutions at the request of, any Governmental Entity or SRO (each item in this sentence, a “Regulatory Agreement”), nor has the Company, the Bank or any Subsidiary been advised since December 31, 2008 by any Governmental Entity or SRO that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement. The Company, the Bank and each Subsidiary are in compliance in all material respects with each Regulatory Agreement to which it is a party or subject, and none of the Company, the Bank or any Subsidiary has received any notice from any Governmental Entity or SRO indicating that either the Company, the Bank or any Subsidiary is not in compliance in all material respects with any such Regulatory Agreement.
           (v)      Environmental Liability.  The Company, the Bank and the Subsidiaries have, and at the Closing Date will have complied in all material respects with all laws, regulations, ordinances and orders relating to public health, safety or the environment (including without limitation all laws, regulations, ordinances and orders relating to releases, discharges, emissions or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances, pollutants or contaminants, or to exposure to toxic, hazardous or other controlled, prohibited or regulated substances), the violation of which would or might have a material impact on the Company, the Bank or any Subsidiary or the consummation of the transactions contemplated by this Agreement. There is no legal, administrative, arbitral or other proceeding, claim, action or notice of any nature seeking to impose, or that could result in the imposition of, on the Company, the Bank or any Subsidiary, any liability or obligation of the Company, the Bank or any Subsidiary with respect to any environmental health or safety matter or any private or governmental, environmental health or safety investigation or remediation activity of any nature arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or, to the Company’s knowledge, threatened against the Company, the Bank or any Subsidiary or any property in which the Company, the Bank or any Subsidiary has taken a security interest the result of which has had or would reasonably be expected to have a Material Adverse Effect; to the Company’s knowledge, there is no reasonable basis for, or circumstances that could reasonably be expected to give rise to, any such proceeding, claim, action, investigation or remediation; and to the Company’s knowledge, none of the Company, the Bank or any Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party that could impose any such environmental obligation or liability.
           (w)      Loan Portfolio.
          (1)      Except as set forth in Section 2.2(w)(1) of the Company Disclosure Schedule, as of the date hereof, none of the Company, the Bank or any Subsidiary is a party to (A) any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), other than any Loan the unpaid principal balance of which does not exceed $50,000, under the terms of which the obligor was, as of March 31, 2010, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (B) Loan in excess of $50,000 with any director, executive officer or five percent or greater shareholder of the Company, the Bank or any Subsidiary, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 2.2(w) of the Company Disclosure Schedule sets forth (x) all of the Loans in original principal amount in excess of $50,000 of the Company, the Bank or any of the Subsidiaries that as of March 31, 2010 were classified by the Company or the Bank or any regulatory examiner as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of March 31, 2010 and the identity of the borrower thereunder, (y) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company, the Bank and the Subsidiaries that as of March 31, 2010 were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category as of March 31, 2010 and (z) each asset of the Company or the Bank that as of March 31, 2010 was classified as “Other Real Estate Owned” and the book value thereof.
          (2)      Each Loan of the Company, the Bank or any of the Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          (3)      Each outstanding Loan (including Loans held for resale to investors) has been solicited and originated and is administered and serviced (to the extent administered and serviced by the Company, the Bank or any Subsidiary), and the relevant Loan files are being maintained in all material respects in accordance with the relevant loan documents, the Company’s and the Bank’s underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules.
          (4)      Except as set forth in Section 2.2(w)(4) of the Company Disclosure Schedule, none of the agreements pursuant to which the Company, the Bank or any of the Subsidiaries has sold Loans or pools of Loans or participations in

Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein.
          (5)      Each of the Company, the Bank and the Subsidiaries, as applicable, is approved by and is in good standing: (A) as a supervised mortgagee by the Department of Housing and Urban Development to originate and service Title I FHA mortgage loans; (B) as a GNMA I and II Issuer by the Government National Mortgage Association; (C) by the Department of Veteran’s Affairs (“VA”) to originate and service VA loans; and (D) as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation to originate and service conventional residential mortgage Loans (each such entity being referred to herein as an “Agency”).
          (6)      Except as set forth in Section 2.2(w)(6) of the Company Disclosure Schedule, none of the Company, the Bank or any of the Subsidiaries is now nor has it ever been since December 31, 2008 subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Agency or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans. None of the Company, the Bank or any of the Subsidiaries has received any notice, nor does it have any reason to believe as of the date of this Agreement, that any Agency proposes to limit or terminate the underwriting authority of the Company, the Bank or any of the Subsidiaries or to increase the guarantee fees payable to any such Agency.
          (7)      Each of the Company, the Bank and the Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.
          (8)      To the knowledge of the Company, each Loan included in a pool of Loans originated, acquired or serviced by the Company, the Bank or any of the Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. To the knowledge of the Company, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.
          (9)      The information with respect to each Loan set forth in the Loan Tape, and, to the knowledge of the Company, any third party information set forth in the Loan Tape is true, correct and accurate as of the dates specified therein, or, if no such date is indicated therein, as of June 30, 2010. As used herein, “Loan Tape” means a data storage disk produced by the Company from its management information systems regarding the Loans.
           (x)      Insurance.  The Company, the Bank and each of the Subsidiaries maintain, and have maintained for the two years prior to the date of this Agreement, insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that the Company, the Bank and the Subsidiaries reasonably believe are adequate for their respective businesses and as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations, including, but not limited to, insurance covering all real and personal property owned or leased by the Company, the Bank and any Subsidiary against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, with such deductibles as are customary for companies in the same or similar business. True, correct and complete copies of all policies and binders of insurance currently maintained in respect of the assets, properties, business, operations, employees, officers or directors of the Company, the Bank and the Subsidiaries, excluding such policies pursuant to which the Company, the Bank, any Subsidiary or an Affiliate of any them acts as the insurer and that are identified with respective expiration dates on Section 2.2(x) of the Company Disclosure Schedule (collectively, the “Company Insurance Policies”), and all correspondence relating to any material claims under the Company Insurance Policies, have been previously made available to Purchaser. All of the Company Insurance Policies are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Closing Date, and there is no breach or default (and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute such a breach or default) by the Company, the Bank or any of the Subsidiaries under any of the Company Insurance Policies or, to the knowledge of the Company, by any other party to the Company Insurance Policies, except for any such breach or default that would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company, the Bank or any Subsidiary. None of the Company, the Bank or any of the Subsidiaries has received any written notice of cancellation or non-renewal of any Company Insurance Policy nor, to the knowledge of the Company, is the termination of any such policies threatened, and there is no claim for coverage by the Company, the Bank or any of the Subsidiaries, pending under any of such Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Company Policies or in respect of which such underwriters have reserved their rights.
           (y)      Intellectual Property.  The Company, the Bank and the Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets, applications and other unpatented or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, “Proprietary Rights”) used in or necessary for the conduct of the business of the Company, the Bank and the Subsidiaries as now conducted and as proposed to be conducted as Previously Disclosed, except where the failure to own such Proprietary

Rights would not have any material impact on the Company, the Bank or any Subsidiary. The Company, the Bank and the Subsidiaries have the right to use all Proprietary Rights used in or necessary for the conduct of their respective businesses without infringing the rights of any person or violating the terms of any licensing or other agreement to which the Company, the Bank or any Subsidiary is a party and, to the Company’s knowledge, no person is infringing upon any of the Proprietary Rights, except where the infringement of or lack of a right to use such Proprietary Rights would not have any material impact on the Company, the Bank or any Subsidiary. Except as Previously Disclosed, no charges, claims or litigation have been asserted or, to the Company’s knowledge, threatened against the Company, the Bank or any Subsidiary contesting the right of the Company, the Bank or any Subsidiary to use, or the validity of, any of the Proprietary Rights or challenging or questioning the validity or effectiveness of any license or agreement pertaining thereto or asserting the misuse thereof, and, to the Company’s knowledge, no valid basis exists for the assertion of any such charge, claim or litigation. All licenses and other agreements to which the Company, the Bank or any Subsidiary is a party relating to Proprietary Rights are in full force and effect and constitute valid, binding and enforceable obligations of the Company, the Bank or such Subsidiary, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, as the case may be, and there have not been and there currently are not any defaults (or any event that, with notice or lapse of time, or both, would constitute a default) by the Company, the Bank or any Subsidiary under any license or other agreement affecting Proprietary Rights used in or necessary for the conduct of the business of the Company, the Bank or any Subsidiary, except for defaults, if any, which would not have any material impact on the Company, the Bank or any Subsidiary. The validity, continuation and effectiveness of all licenses and other agreements relating to the Proprietary Rights and the current terms thereof will not be affected by the transactions contemplated by this Agreement.
           (z)      Anti-takeover Provisions Not Applicable.  The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, any anti-takeover or similar provisions of the Articles of Incorporation, and its bylaws and the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state, including the North Carolina Business Corporation Act.
           (aa)      Knowledge as to Conditions.  As of the date of this Agreement, each of the Company and the Bank knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations and notices required for the consummation of the transactions contemplated by this Agreement will not be obtained or that any Required Approval will not be granted without the imposition of a Burdensome Condition, provided, however, that neither the Company nor the Bank makes any representation or warranty with respect to the management, capital or ownership structure of Purchaser or any of its Affiliates.

           (bb)      Brokers and Finders.  Except as set forth in Section 2.2(bb) of the Company Disclosure Schedule, none of the Company, the Bank or any Subsidiary or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company, the Bank or any Subsidiary, in connection with this Agreement or the transactions contemplated hereby.
           (cc)      Related Party Transactions.
          (1)      Except as set forth in Section 2.2(cc) of the Company Disclosure Schedule or as part of the normal and customary terms of an individual’s employment or service as a director, none of the Company, the Bank or any of the Subsidiaries is party to any extension of credit (as debtor, creditor, guarantor or otherwise), contract for goods or services, lease or other agreement with any (A) affiliate, (B) insider or related interest of an insider, (C) shareholder owning 5% or more of the outstanding Common Stock or related interest of such a shareholder, or (D) to the knowledge of the Company, and other than credit and consumer banking transactions in the ordinary course of business, employee who is not an executive officer. For purposes of the preceding sentence, the term “affiliate” shall have the meaning assigned in Regulation W issued by the Federal Reserve, as amended, and the terms “insider,” “related interest,” and “executive officer” shall have the meanings assigned in the Federal Reserve’s Regulation O, as amended.
          (2)      Except as set forth in Section 2.2(cc) of the Company Disclosure Schedule, the Bank is in compliance with, and has since December 31, 2008, complied with, Sections 23A and 23B of the Federal Reserve Act, its implementing regulations, and the Federal Reserve’s Regulation O.
           (dd)      Foreign Corrupt Practices.  None of the Company, the Bank or any Subsidiary, or, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company, the Bank or any Subsidiary has, in the course of its actions for, or on behalf of, the Company, the Bank or any Subsidiary (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (C) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (D) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
           (ee)      Customer Relationships.
          (1)      Each trust or wealth management customer of the Company, the Bank or any Subsidiary has been in all material respects originated and serviced (A) in conformity with the applicable policies of the Company, the Bank and the

Subsidiaries, (B) in accordance with the terms of any applicable instrument or agreement governing the relationship with such customer, (C) in accordance with any instructions received from such customers, (D) consistent with each customer’s risk profile and (E) in compliance with all applicable laws and the Company’s, the Bank’s and the Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder. Each instrument or agreement governing a relationship with a trust or wealth management customer of the Company, the Bank or any Subsidiary has been duly and validly executed and delivered by the Company, the Bank and each Subsidiary and, to the knowledge of the Company, the other contracting parties, each such instrument of agreement constitutes a valid and binding obligation of the parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity, and the Company, the Bank and the Subsidiaries and the other parties thereto have duly performed in all material respects their obligations thereunder and the Company, the Bank and the Subsidiaries and such other person is in compliance with each of the terms thereof.
          (2)      No instrument or agreement governing a relationship with a trust or wealth management customer of the Company, the Bank or any Subsidiary provides for any material reduction of fees charged (or in other compensation payable to the Company, the Bank or any Subsidiary thereunder) at any time subsequent to the date of this Agreement.
          (3)      None of the Company, the Bank or any Subsidiary or any of their respective directors or senior officers (A) is the beneficial owner of any interest in any of the accounts maintained on behalf of any trust or wealth management customer of the Company, the Bank or any Subsidiary or (B) is a party to any contract pursuant to which it is obligated to provide service to, or receive compensation or benefits from, any of the trust or wealth management customers of the Company, the Bank or any Subsidiary after the Closing Date.
          (4)      Each account opening document, margin account agreement, investment advisory agreement and customer disclosure statement with respect to any trust or wealth management customer of the Company, the Bank or any Subsidiary conforms in all material respects to the forms provided to Purchaser prior to the Closing Date.
          (5)      Except as would not have any material impact on the Company, the Bank or any Subsidiary, all other books and records primarily related to the trust and wealth management businesses of the Company, the Bank and each Subsidiary include documented risk profiles signed by each such customer.
           (ff)      Investment Company; Investment Adviser.  Neither the Company, the Bank nor any Subsidiary is required to be registered as, and is not an affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Neither the Company, the Bank nor any Subsidiary is required to be registered, licensed or qualified as an investment adviser under the Investment Advisers Act of 1940, as amended, or in another capacity thereunder with the SEC or any other Governmental Entity.
          2.3     Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to the Company and the Bank, as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date), that, except as Previously Disclosed:
           (a)      Organization and Authority.  Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and Purchaser has the power and authority and governmental authorizations to own its properties and assets and to carry on its business in all material respects as it is now being conducted.
           (b)      Authorization.  (1)  Purchaser has the power and authority to enter into this Agreement and the other agreements referenced herein to which it will be a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other agreements referenced herein to which it will be a party by Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Purchaser’s board of directors, and no further approval or authorization by any of its shareholders or other equity owners, as the case may be, is required. This Agreement has been, and the other agreements referenced herein to which it will be a party, when executed, will be, duly and validly executed and delivered by Purchaser and assuming due authorization, execution and delivery by both the Company and the Bank, is and will be a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
          (2)      Neither the execution, delivery and performance by Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Purchaser under any of the terms, conditions or provisions of (i) its certificate of incorporation or similar governing documents or (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party or by which it may be bound, or to which Purchaser or any of the properties or assets of Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in Section 2.3(b)(3), violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Purchaser or any of its properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.
          (3)      Assuming the Company’s and the Bank’s representations contained in Section 2.2(f) are true and correct and other than the securities or blue sky laws of the various states or as set forth in Section 2.3(b)(3) of the Purchaser Disclosure Schedule, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement.
           (c)      Restricted Securities; Limitation on Resale.  Purchaser acknowledges that the Purchased Shares have not been registered under the Securities Act or under any state securities laws and Purchaser understands that the Purchased Shares are “restricted securities” under applicable federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Purchased Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Purchaser acknowledges that the Company filed a registration statement for a public offering of its Common Stock, which was withdrawn effective September 30, 2010. Purchaser understands that this offering is not intended to be part of the withdrawn public offering, and that Purchaser will not be able to rely on the protection of Section 11 of the Securities Act with respect to the offer and sale of the Purchased Shares.
           (d)      Purchase for Investment.  Purchaser (1) is acquiring the Purchased Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to resell or distribute any of the Purchased Shares to any person, (2) will not sell or otherwise dispose of any of the Purchased Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge, sophistication and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Purchased Shares, of making an informed investment decision and of bearing the economic risk of such investment for an indefinite period of time, and (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act ). Purchaser has not been formed for the specific purpose of acquiring the Purchased Shares. Purchaser has had an opportunity to discuss the business, management, financial affairs of the Company and of the Bank and the terms and conditions of the offering of the Purchased Shares with management of the Company and of the Bank and has had an opportunity to review the facilities of the Company and the Bank. The foregoing, however, does not limit or modify the representations and warranties of the Company or of the Bank in Section 2.2 of this Agreement or the right of Purchaser to rely thereon.
           (e)      Financial Capability.  Purchaser currently has, and at the Closing will have, available funds necessary to pay the funds described in Section 1.2(b)(2) and to consummate the Closing on the terms and conditions contemplated by this Agreement.
           (f)      No General Solicitation.  Neither Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Purchased Shares.
           (g)      Brokers and Finders.  Except for UBS Investment Bank, neither Purchaser nor its Affiliates, any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Purchaser, in connection with this Agreement or the transactions contemplated hereby, in each case, whose fees the Company, the Bank or any Subsidiary would be required to pay (other than pursuant to the reimbursement of expenses provisions of Section 6.2).
           (h)      Litigation and Other Proceedings.  Neither Purchaser nor any Affiliate of Purchaser is a party to any, and there are no pending or, to Purchaser’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (i) against Purchaser or any Affiliate of Purchaser (excluding those of the type contemplated by the following clause (ii)) that, if adversely determined, would reasonably be expected to have a material adverse effect on Purchaser or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement. There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Purchaser or any of its Affiliates or their respective assets. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or relating to any examinations or inspections of Purchaser or any of its Affiliates.
           (i)      Compliance with Laws.  Each of Purchaser and its Affiliates is and has been in compliance in all material respects with and is not in default or violation in any material respect of, and none of them is, to the knowledge of Purchaser, under investigation with respect to or, to the knowledge of Purchaser, has been threatened to be charged with or given notice of any material violation of, any applicable material domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity, except for such noncompliance that has not had nor reasonably would be expected to have a material adverse effect on Purchaser.

           (j)      Agreements with Regulatory Agencies.  None of Purchaser or any of its Affiliates is subject to any Regulatory Agreement, nor has Purchaser or any of its Affiliates been advised since December 31, 2009 by any Governmental Entity or SRO that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement. Purchaser and its Affiliates are in compliance in all material respects with each Regulatory Agreement to which it is a party or subject, and none of Purchaser and its Affiliates has received any notice from any Governmental Entity or SRO indicating that either Purchaser and its Affiliates is not in compliance in all material respects with any such Regulatory Agreement.
           (k)      Knowledge as to Conditions.  As of the date of this Agreement, Purchaser knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required for the consummation of the transactions contemplated by this Agreement will not be obtained.
ARTICLE III
COVENANTS
          3.1     Filings; Other Actions.
            (a)      Subject to the conditions set forth in this Agreement and the last sentence of this Section 3.1(a), Purchaser, on the one hand, and the Company and the Bank, on the other hand, will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, including, without limitation, the Required Approvals, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the transactions contemplated by this Agreement, at the earliest practicable date, and to perform the covenants contemplated by this Agreement. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters. In furtherance (but not in limitation) of the foregoing, Purchaser shall use reasonable best efforts to file any required applications, notices or other filings with the Federal Reserve Board and the North Carolina Commissioner within twenty (20) calendar days of the date hereof. Purchaser and the Company will have the right to review in advance, and to the extent practicable, each will consult with the other with respect to, in each case subject to applicable laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 3.1(a).

Purchaser shall promptly furnish the Company and the Bank, and the Company and the Bank shall promptly furnish Purchaser, to the extent permitted by applicable law, with copies of written communications received by it or their subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not be required to furnish the Company with any (1) personal biographical or financial information of any of the directors, officers, employees, managers or partners of Purchaser or any of its present of former Affiliates (other than the personal biographical information of any of the directors, officers, employees, managers, investors or partners of Purchaser or any of its present of former Affiliates required to be disclosed by the Company by reason of the fact that such person will be appointed or elected to the Company’s Board of Directors) or (2) proprietary and non-public information related to the organizational terms of, or investors in, Purchaser or any of its present or former Affiliates. Notwithstanding anything to the contrary herein, nothing contained in this Agreement shall require Purchaser or any of its present or former Affiliates to take or refrain from taking or agree to take or refrain from taking any action or suffer to exist any condition, limitation, restriction or requirement that individually or in the aggregate with any other actions, conditions, limitations, restrictions or requirements would or would be reasonably likely to result in a Burdensome Condition.
            (b)      The Company shall call and hold a special meeting of its shareholders (the “Shareholder Meeting”), as promptly as practicable following the date hereof to vote on a proposal (the “Shareholder Proposal”) to (1) amend the Articles of Incorporation to increase the number of authorized shares of Common Stock to at least 300,000,000 shares, (2) approve the issuance and sale of the Purchased Shares and (3) to consummate the Rights Offering. The Board of Directors of the Company shall unanimously recommend to the Company’s shareholders that such shareholders vote in favor of the Shareholder Proposal (subject to any legally required abstentions and subject to Section 3.4(b)) (such recommendation, the “Company Recommendation”) and Purchaser shall vote all shares owned by it in favor of the Shareholder Proposal. In connection with such meeting, the Company shall promptly prepare (and Purchaser will reasonably cooperate with the Company to prepare) and file with the SEC a preliminary proxy statement, shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such shareholders’ meeting to be mailed to the Company’s shareholders not more than five business days after clearance thereof by the SEC, and shall use its reasonable best efforts to solicit proxies for such shareholder approval. The Company shall notify Purchaser promptly of the receipt of any comments from the SEC or its staff with respect to the proxy statement and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and will supply Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement. If at any time prior to such shareholders’ meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail to its shareholders such an amendment or supplement. Each of Purchaser and the Company agrees promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall, as promptly as practicable, prepare and mail to its shareholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations. The Company shall consult with Purchaser prior to filing any proxy statement, or any amendment or supplement thereto, and provide Purchaser with a reasonable opportunity to comment thereon. For the avoidance of doubt, the obligations of the Company to call and hold the Shareholder Meeting and to file, finalize and mail the proxy statement related thereto shall not be affected by the receipt of any Acquisition Proposal or by any Adverse Recommendation Change.
          3.2     Access, Information and Confidentiality.
          (a)      From the date hereof until the Closing Date, the Company and the Bank will permit Purchaser and Purchaser’s officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives to visit and inspect, at Purchaser’s expense (subject to Section 6.2), the properties of the Company, the Bank and the Subsidiaries, to examine the corporate books and records and to discuss the affairs, finances and accounts of the Company, the Bank and the Subsidiaries with the officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives of the Company (the “Company Representatives”), all upon reasonable notice and at such reasonable times and as often as Purchaser may reasonably request. Any investigation pursuant to this Section 3.2 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company, the Bank or any Subsidiary, and nothing herein shall require any Company Representative to disclose any information to the extent (1) prohibited by applicable law or regulation, or (2) that such disclosure would reasonably be expected to cause a violation of any agreement to which such Company Representative is a party as of the date of this Agreement or would cause a significant risk of a loss of privilege to the Company, the Bank or any Subsidiary (provided that the Company and the Bank shall make appropriate substitute disclosure arrangements under circumstances where such restrictions apply).
          (b)      All information furnished by the Company, the Bank or any Subsidiary to Purchaser or any of its representatives pursuant hereto shall be subject to, and Purchaser shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement between North American Financial Holdings, Inc. and the Company (the “Confidentiality Agreement”).
          3.3     Conduct of the Business.  Each of the Company and the Bank agree that, prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 5.1, except as Previously Disclosed in Section 3.3 of the Company Disclosure Schedule or as otherwise expressly permitted or required by this Agreement, without the prior written consent of Purchaser (not to be unreasonably withheld or delayed), it will not, and will cause each of the Subsidiaries not to:

          (1)      Ordinary Course.  Fail to carry on its business in the ordinary and usual course of business and in all material respects consistent with past practice or fail to use reasonable best efforts to maintain and preserve its business (including its organization, assets, properties, goodwill and insurance coverage) and to preserve its current business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it.
          (2)      Operations.  Enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management, and other banking and operating policies in effect as of June 30, 2010, except as required by applicable law or policies imposed by any Governmental Entity.
          (3)      Deposits.  Alter materially its interest rate or fee pricing policies with respect to depository accounts of the Bank or waive any material fees with respect thereto.
          (4)      Capital Expenditures.  Make any capital expenditures on information technology or systems or in excess of $100,000 individually or $1,000,000 in the aggregate in any fiscal quarter, other than as required pursuant to Previously Disclosed commitments already entered into.
          (5)      Material Contracts.  Except as permitted by Section 4.5(a), terminate, enter into, amend, modify (including by way of interpretation) or renew any material contract, other than in the ordinary course of business and consistent with past practice.
          (6)      Capital Stock.  Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any additional options or other rights, grants or awards with respect to the Common Stock, and any shares of Common Stock issued pursuant to the exercise of stock options or vesting of restricted stock, in each case only to the extent outstanding as of the date of this Agreement and set forth in Section 2.2(b) of the Company Disclosure Schedule.
          (7)      Dividends, Distributions, Repurchases.  Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock or any options or other rights, grants or awards with respect to the Common Stock or other securities provided that nothing herein shall prohibit the making, declaration, payment, or setting aside for payment of dividends or distributions with respect to the Series A Preferred or the Trust Preferred Securities in accordance with the terms thereof.
          (8)      Dispositions.  Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances (including without limitation dispositions of problem assets or mortgage loans held for sale which are sold at or above the value reflected for such assets or loans on the Company’s books as of the date hereof) in the ordinary and usual course of business consistent with past practice and in a transaction that individually or taken together with all other such transactions is not material to it and the Subsidiaries, taken as a whole.
          (9)      Incurrence of Indebtedness.  Incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of, any other person, except in the ordinary and usual course of business and consistent with past practice.
          (10)      Extensions of Credit and Interest Rate Instruments.  Make, renew or amend (except in the ordinary and usual course of business and consistent with past practice where there has been no material change in the relationship with the borrower or in an attempt to mitigate loss with respect to the borrower) any extension of credit in excess of $2,500,000 in accordance with the Company’s policies or enter into, renew or amend any interest rate swaps, caps, floors or option agreements or other interest rate risk management arrangements, whether entered into for the account of it or for the account of a customer of it or one of the Subsidiaries, except in the ordinary and usual course of business and consistent with past practice.
          (11)      Acquisitions.  Acquire (other than by way of foreclosures, acquisitions of control in a fiduciary or similar capacity, acquisitions of loans or participation interests, or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business and consistent with past practice) all or any portion of the assets, business, deposits or properties of any other person.
          (12)      Banking Offices.  File any application to establish, or to relocate or terminate the operations of, any banking office.
          (13)      Constituent Documents.  Amend its certificate of incorporation or bylaws or similar organizational documents.
          (14)      Accounting Practices.  Implement or adopt any change in its accounting principles, practices or methodologies, other than as may be required by GAAP as concurred by Elliott Davis PLLC, its independent auditors, or applicable accounting requirements of a Governmental Entity.
          (15)      Tax Matters.  Make, change or revoke any Tax accounting method or Tax election, prepare any Tax Returns inconsistent in any material respect with past practice, file any amended Tax Return, consent to any extension or waiver of any statute of limitations with respect to Tax, enter into any closing agreement, settle any material Tax claim or assessment, or surrender any right to claim a refund of Taxes.
          (16)      Claims.  Settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in the ordinary and usual course of business and consistent with past practice in an amount or for consideration not in excess of $150,000 individually or $1,500,000 in the aggregate and that would not impose any material restriction on the business of the Company, the Bank or the Subsidiaries or, after the Closing, Purchaser or any of its Affiliates.
          (17)      Compensation.  Terminate, enter into, amend, modify (including by way of interpretation) or renew any employment, officer, consulting, severance, change in control or similar contract, agreement or arrangement with any director, officer, employee or consultant, or grant any salary or wage increase or increase any employee benefit, including incentive or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action) or pay to any such individual any amount or benefit not due, except to make changes that are required by applicable law or by the terms of a Benefit Plan existing as of the date hereof and disclosed on Section 2.2(s)(1)(A) of the Company Disclosure Schedule.
          (18)      Benefit Arrangements.  Terminate, enter into, establish, adopt, amend, modify (including by way of interpretation), make new grants or awards under or renew any Benefit Plan (or any arrangement that would following the applicable action be a Benefit Plan), amend the terms of any outstanding equity-based award, take any action to accelerate the vesting, exercisability or payment (or fund or secure the payment) of stock options, restricted stock or other compensation or benefits payable thereunder or add any new participants to any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), except as required by applicable law or by the terms of a Benefit Plan existing as of the date hereof and disclosed on Section 2.2(s)(1)(A) of the Company Disclosure Schedule.
          (19)      Labor Matters.  Effectuate (1) a plant closing (as defined in the Worker Adjustment and Retraining Notification Act of 1988, and any other similar applicable foreign, state, or local laws relating to plant closings and layoffs)affecting any site of employment or one or more facilities or operating units within any site of employment of the Company, the Bank or any of the Subsidiaries; (2) a mass layoff as defined in such laws affecting any site of employment of the Company, the Bank or any of the Subsidiaries; or (3) any similar action under such laws requiring notice to employees in the event of an employment loss or layoff.
          (20)      Intellectual Property.  (1)  Grant, extend, amend (except as required in the diligent prosecution of the Proprietary Rights owned (beneficially, and of record where applicable) by or developed for the Company, the Bank and the

Subsidiaries), waive, or modify any material rights in or to, sell, assign, lease, transfer, license, let lapse, abandon, cancel, or otherwise dispose of, or extend or exercise any option to sell, assign, lease, transfer, license, or otherwise dispose of, any Proprietary Rights, or (2) fail to exercise a right of renewal or extension under any material agreement under which the Company, the Bank or any of the Subsidiaries is licensed or otherwise permitted by a third party to use any Proprietary Rights (other than “shrink wrap” or “click through” licenses).
          (21)      Communication.  Make any written or oral communications to the officers or employees of the Company, the Bank or any of the Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without providing Purchaser with a copy or written description of the intended communication and a reasonable period of time to review and comment on such communication; provided, however, that the foregoing shall not prevent senior management or human resources personnel of the Company, the Bank or any Subsidiary from orally answering questions of individual employees pertaining to compensation or benefit matters with respect to such individual employee that are affected by the transactions contemplated by this Agreement on an individual basis with such employee.
          (22)      Related Party Transactions.  Engage in (or modify in a manner adverse to the Company, the Bank or the Subsidiaries) any transactions (except for any ordinary course banking relationships permitted under applicable law) with any Affiliate of the Company or any director or officer (senior vice president or above) of the Company, the Bank or the Subsidiaries (or any Affiliate of any such person).
          (23)      Receivership or Liquidation.  Commence a voluntary procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness or bankruptcy, receivership or a similar proceeding, or consent to the entry of an order for relief in an involuntary procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness or bankruptcy, receivership or a similar proceeding or consent to the appointment of a receiver, liquidator, custodian or trustee, in each case, with respect to the Company, the Bank or any of the Subsidiaries, or any other liquidation or dissolution of the Company, the Bank or any of the Subsidiaries.
          (24)      Credit Policy; Underwriting.  Make or permit any exceptions or changes to the Company’s or the Bank’s credit, underwriting, lending, investment, risk and asset-liability management and other material banking or operating policies in effect as of the date hereof except as to update these policies to conform to recent regulatory or accounting guidance or to update these policies to address recently identified internal audit or regulatory examination deficiencies, in each case to reduce the Bank’s risk exposure.
          (25)      Adverse Actions.  Notwithstanding any other provision hereof, knowingly take any action that is reasonably likely to result in any of the conditions set forth in Section 1.2(c) not being satisfied or materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable law or this Agreement.
          (26)      Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
          3.4     Acquisition Proposals.
           (a)      No Solicitation or Negotiation.  The Company and the Bank agree that none of the Company, the Bank or any of the Subsidiaries or any of the officers or directors of the Company, the Bank or any of the Subsidiaries shall, and that they shall instruct and use their reasonable best efforts to cause their and the Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to (it being understood and agreed that any violation of the restrictions set forth in this Section 3.4 by a Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company, the Bank or any Subsidiary or otherwise, shall be deemed to be a breach of this Agreement by the Company and the Bank), directly or indirectly:
          (1)      initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;
          (2)      make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal;
          (3)      engage in, continue or otherwise participate in any discussions or negotiations or enter into an agreement regarding, or provide any non-public information or data to any person relating to, any Acquisition Proposal; or
          (4)      otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.
Notwithstanding the foregoing, at any time prior to obtaining the approval of the Shareholder Proposal, in response to a bona fide written Acquisition Proposal that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Proposal, and which Acquisition Proposal was not solicited after the date of this Agreement and was made after the date of this Agreement and prior to the Shareholder Meeting and did not otherwise result from a breach of this Section 3.4(a), the Company and the Bank may, subject to compliance with Section 3.4(f), (x) furnish information with respect to the Company and the Bank to the person making such Acquisition Proposal (provided that all such information has previously been provided to the Purchaser or is provided to the Purchaser prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement (other than with respect to standstill provisions), and (y) participate in discussions regarding the terms of such Acquisition Proposal and the negotiation of such terms with, and only with, the person making such Acquisition Proposal.
           (b)      Change in Recommendation.  Except as set forth below, neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to the Purchaser), or propose publicly to withdraw (or modify in any manner adverse to the Purchaser), the Company Recommendation or any other approval, recommendation or declaration of advisability by the Board of Directors of the Company or any such committee thereof with respect to this Agreement or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal (any action in this clause (i) being referred to as a “Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow the Company, the Bank, or any of their Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (an “Acquisition Agreement”) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal, or requiring, or reasonably expected to cause, the Company or the Bank to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, the Company or the Bank to fail to comply with this Agreement (other than a confidentiality agreement referred to in Section 3.4(a)). Notwithstanding the foregoing, at any time prior to obtaining the approval of the Shareholder Proposal, the Board of Directors of the Company may make an Adverse Recommendation Change in favor of a Superior Proposal if the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be a breach of its fiduciary duties under applicable Law; provided, however, that the Company shall not be entitled to exercise its right to make an Adverse Recommendation Change until after the second Business Day following the Purchaser’s receipt of written notice (a “Notice of Recommendation Change”) from the Company advising the Purchaser that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of the Superior Proposal that is the basis of the proposed action by the Board of Directors of the Company (it being understood and agreed that any amendment to any material term of such Superior Proposal shall require a new Notice of Recommendation Change and a new two business-day period). In determining whether to make an Adverse Recommendation Change, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by the Purchaser in response to a Notice of Recommendation Change or otherwise.

           (c)      Definitions.  For purposes of this Agreement, the term “Acquisition Proposal” means (1) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction involving the Company, the Bank or any of the Subsidiaries and (2) any acquisition by any person resulting in, or proposal or offer, that, if consummated, would result in any person becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of ten percent (10%) or more of the total voting power of any class of equity securities of the Company or the Bank or those of any of the Subsidiaries, or ten percent (10%) or more of the consolidated total assets (including, without limitation, equity securities of any subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal or offer made by a third party or group pursuant to which such third party or group would acquire, directly or indirectly more than 50% of the Common Stock or assets of the Company, the Bank, or their Subsidiaries (i) on terms which the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the holders of Common Stock than the transactions contemplated by this Agreement (including any changes proposed by the Purchaser to the terms of this Agreement) and (ii) that is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal on or before the date that the transactions contemplated by this Agreement are reasonably likely to be completed.
           (d)      Federal Securities Laws.  Nothing contained in this Section 3.4 shall prohibit the Company from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including under Article V hereof.
           (e)      Existing Discussions.  The Company and the Bank each agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and, between the date hereof and the Closing, take such action as is necessary to enforce any “standstill” provisions or provisions of similar effect to which the Company is a party or of which the Company is a beneficiary. The Company and the Bank each agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 3.4. The Company and the Bank each also agrees that it will promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company, the Bank or any of the Subsidiaries to return or destroy all confidential information heretofore furnished to such person by or on behalf of it or any of the Subsidiaries.
           (f)      Notice; Specific Performance.  The Company and the Bank each agrees that it will promptly (and, in any event, within 24 hours) notify Purchaser if any inquiries,

proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, the Company, the Bank or any Subsidiary or any of their respective Representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Purchaser informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s or the Bank’s intentions as previously notified. Notwithstanding anything contained herein to the contrary, each of the Company and the Bank agrees that a non-exclusive right and remedy for noncompliance with this Section 3.4 is to have such provision specifically enforced by any court having equity jurisdiction; it being acknowledged and agreed that any such breach will cause irreparable injury to Purchaser and that money damages may not provide an adequate remedy to Purchaser.
          3.5     Repurchase.  The Company and the Bank shall use reasonable best efforts to enter into and maintain in effect a definitive agreement with the Treasury providing for the Repurchase on the terms set forth in Exhibit B prior to the Closing; provided that Purchaser shall be responsible for all communications and/or negotiations with the Treasury in respect of such definitive agreement and neither the Company nor the Bank shall, without the prior written consent of Purchaser, contact or communicate with the Treasury in respect of the Repurchase. Purchaser shall provide the Company and the Bank with the reasonable opportunity to participate in substantive telephone conversations and meetings that Purchaser or its representatives may have from time to time with any Treasury with respect to the Repurchase. Subject to the foregoing, Purchaser will permit the Company to review in advance, and to the extent practicable, will consult with the Company with respect to, in each case subject to applicable laws relating to the exchange of information, all the information and documentation relating to the Repurchase.
          3.6     D&O Indemnification.
          (a)      On or before the Closing, the Company shall offer to enter into a customary Directors & Officers Indemnification Agreement with each director serving on its Board of Directors, including each of the Purchaser Designees and any other directors or officers of the Company, the Bank or any of the Subsidiaries designated by or affiliated with Purchaser in form and substance reasonably satisfactory to such individuals.
          (b)      From and after the Closing, to the extent permitted by applicable law and in accordance with the Articles of Incorporation and the Company’s bylaws, the Company shall indemnify, defend and hold harmless, and provide advancement of defense costs and other expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer or director of the Company or any of its subsidiaries against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company, the Bank or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby). Notwithstanding anything in this Agreement to the contrary, prior to the Closing, the Company may purchase tail insurance coverage under its current policies of directors’ and officers’ liability insurance for a term not to exceed six years from the Closing with respect to claims arising from facts or events which occurred prior to the Closing; provided, however, that the total premium payment for such insurance shall not exceed three times the amount of the last premium paid by the Company in respect of such insurance prior to the date hereof; provided further that if the Company is unable to maintain such policy (or any substitute policy) as a result of the preceding proviso, the Company shall obtain as much comparable insurance as is available for such annual premium amount.
          3.7     Notice of Developments.  Each party to this Agreement will give prompt written notice to each of the other parties of any adverse development causing a breach of any of its own representations and warranties contained in Article II of this Agreement. No disclosure by any party pursuant to this Section 3.7 shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation or breach of warranty.
ARTICLE IV
ADDITIONAL AGREEMENTS
          4.1     Governance Matters.
          (a)      Prior to the Closing, the Company and the Bank shall use reasonable best efforts to cause the Resigning Directors to resign from their respective Boards of Directors and, if such Resigning Directors do not resign, the Company and the Bank shall take all requisite corporate action to remove such Resigning Directors or increase the size of their respective Boards of Directors to accommodate the appointment of each of the Purchaser Designees to their respective Boards of Directors effective as of the Closing, to elect or appoint each of the Purchaser Designees to their respective Boards of Directors effective as of the Closing, and to permit the Purchaser Designees to constitute a majority of each of their respective Boards of Directors immediately after the Closing.
          (b)      Following the Closing, the Purchaser, the Company and the Bank shall take all requisite action to re-elect Mr. Oscar A. Keller III and one other member of the Company’s board as of the date hereof (the “Nominee”) to the Company’s and the Bank’s Boards of Directors until the consolidation of the Company and the Bank with the other bank holding companies and banks controlled by the Purchaser, at which time the Purchaser shall take all requisite action to elect Mr. Keller and the Nominee to such consolidated bank and bank holding company Boards of Directors. In addition, immediately following the Closing, the Purchaser shall take all requisite corporate action to elect or appoint Mr. Keller and the Nominee to the Board of Directors of the Purchaser.
          (c)      Following the Closing, the Purchaser, the Company and the Bank shall take all requisite action to (i) establish a Loan Portfolio Committee (the “Loan Portfolio Committee”) as a committee of the Board of Directors of the Bank, which Loan Portfolio Committee shall monitor and review the status of the Bank’s loan portfolio and any the level of credit losses, payments, collections and savings realized in such portfolio and (ii) elect or appoint Mr. Oscar A. Keller III as the chairman of the Loan Portfolio Committee.
          (d)      Following the Closing, the Purchaser shall take all requisite action to establish an advisory board of directors for North Carolina and South Carolina and invite all member of the Company’s board as of the date hereof to serve on such board.
          4.2     Legend.  (a)  Purchaser agrees that all certificates or other instruments representing the Purchased Shares will bear a legend substantially to the following effect:
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
          (b)      Upon request of Purchaser, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause the legend set forth above to be removed from any certificate for any securities purchased pursuant to this Agreement (or issued upon exercise thereof).
          4.3     Exchange Listing.  The Company shall promptly use its reasonable best efforts to cause the Purchased Shares to be approved for listing on the NASDAQ or such other nationally recognized securities exchange on which the Common Stock may be listed, if any, subject to official notice of issuance, as promptly as practicable, and in any event before the Closing if permitted by the rules of the NASDAQ.
          4.4     Registration Rights.  Prior to the Closing, the Company shall enter into the Registration Rights Agreement with Purchaser in substantially the form attached as Exhibit C (the “Registration Rights Agreement”).
          4.5     Officers, Employees and Benefit Plans.
          (a)      Prior to Closing, the Bank shall be permitted to enter into amendments to employment agreements, in form and substance reasonably satisfactory to Purchaser, with B. Grant Yarber, Michael Moore, and Mark Redmond to provide for the continued employment of such individuals under the applicable employment agreement until

November 3, 2011). Except with respect to the individuals listed in the preceding sentence who have executed amendments prior to the date their contract would automatically renew (the “Renewal Date”), the Company, if requested by Purchaser, will prior to the Renewal Date give timely notice of non-renewal to any employee with an employment agreement that would automatically renew but for such notice; it being understood that Purchaser shall be provided the opportunity to meet with any such individual prior to the Renewal Date to evaluate whether notice of non-renewal should be delivered. It is the intention of Purchaser to maintain in place the management team of the Bank, subject to the establishment of, and acceptance of, performance criteria in accordance with the Purchaser’s anticipated business plan. Notwithstanding the foregoing, nothing in this Agreement, including this Section 4.5, shall be construed to guarantee or extend any offer of employment to, or to prevent the termination of employment of any employee or the amendment or termination of any particular Benefit Plan to the extent permitted by its terms.
          (b)      The Purchaser, the Company and the Bank agree, subject to any legal or regulatory restrictions or limitations, immediately following the Closing to pay the change in control payments described in Section 4.5(b) of the Company Disclosure Schedule. In addition, the Purchaser and Company acknowledge and agree that, at Closing, all options to purchase Company common stock and all Company restricted stock awards shall fully vest pursuant to their terms pursuant to their terms to the extent permitted by Sections 111 and 302 of EESA or other applicable law.
          4.6     Reservation for Issuance.  The Company will reserve that number of shares of Common Stock sufficient for issuance of the Purchased Shares; provided that solely to the extent the Company is unable to reserve such number of shares under the Articles of Incorporation the Company will reserve such sufficient number of shares of Common Stock following the approval of the Shareholder Proposal pursuant to Section 3.1(b).
          4.7     Rights Offering.  Following the Closing, and subject to compliance with all applicable law, including the Securities Act, the Company shall distribute to each holder of record of Common Stock (each holder to whom a distribution is made, a “Legacy Shareholder”), as of the close of business on the Record Date, non-transferable rights (the “Rights”) to purchase Common Stock at a purchase price per share equal to the Per Share Purchase Price. The “Record Date” shall be the date established by agreement of the Company and Purchaser provided in no event shall the record date be earlier than the date of the Shareholder Meeting or later than the day prior to the Closing Date. Each Legacy Shareholder shall receive Rights to purchase a number of shares of Common Stock proportional to the number of shares of Common Stock held by such Legacy Shareholder on the Record Date, provided that (a) the maximum number of shares of Common Stock with respect to which such Rights, in the aggregate, may be exercised is 5,000,000 shares and (b) no Legacy Shareholder shall be permitted to exercise any Rights to the extent that, immediately following such exercise, such Legacy Shareholder (alone or acting in concert with any other holder of Common Stock) would own, control or have the power to vote in excess of 4.9% of the outstanding shares of the Common Stock. The transactions described in the foregoing sentences, including the purchase and sale of shares of Common Stock upon the exercise of the Rights, shall be referred to herein as the “Rights Offering.” The Rights Offering will not contain any oversubscription round or a backstop by any shareholder

(including Purchaser). The completion of the Rights Offering will be conditioned upon the Closing.
          4.8     Trust Preferred Exchange Offer.  Following the date hereof, and subject to compliance with all applicable law, the Company and the Bank may proceed with discussions with the applicable trustees regarding a potential exchange offer for the Trust Preferred Securities, provided, however, that no offer may be initiated or consummated without the prior written consent of Purchaser.
          4.9     Purchaser Tender Offer.  Following the date hereof, and subject to compliance with all applicable law, the Purchaser may, in its sole discretion and at any time, conduct a tender offer to purchase up to 5,250,000 additional shares of Common Stock for $2.55 per share from the holders of Common Stock other than the Purchaser, and the Company and the Bank shall cooperate in such tender offer in all respects, including by providing information for any required filings with respect thereto. The foregoing sentence shall not limit any ability of the Purchaser to otherwise purchase or conduct an offer shares of Common Stock in accordance with applicable law.
          4.10     Use of Capital Bank Brand.  Following the date hereof, the Purchaser intends to use the logos, brands, trademarks and service marks of the Company and the Bank to market the businesses of other banks and bank holding companies in which it has a majority equity interest. Subject to compliance with all applicable law, the Company and the Bank shall cooperate with the Purchaser in permitting such uses of their logos, brands, trademarks and service marks, including by entering into license, sublicense, use right or non-suit agreements and making any filings or applications that may be required by applicable law with respect thereto.
ARTICLE V
TERMINATION
          5.1     Termination.  This Agreement may be terminated prior to the Closing:
            (a)      by mutual written agreement of the Company, the Bank and Purchaser;
            (b)      by Purchaser, upon written notice to the Company and the Bank, or by the Company, upon written notice to Purchaser, in the event that the Closing Date does not occur on or before the date that is 150 calendar days from the date hereof; provided, however, that the respective rights to terminate this Agreement pursuant to this Section 5.1(b) shall not be available to any party whose failure (or, in the case of the Company, the failure of the Bank) to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing Date to occur on or prior to such date;
            (c)      by the Company or Purchaser, upon written notice to the other, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable;

           (d)
          (1)      by Purchaser or the Company, if the definitive agreement to be entered into between Purchaser and the Treasury as set forth in Section 1.2(c)(2)(E) has not been received on or before the date that is 90 calendar days from the date hereof, provided that, (A) prior to Purchaser terminating this Agreement, Purchaser shall have complied with its obligations under Section 3.5 in all material respects, and (B) prior to the Company terminating this Agreement, the Company shall have complied with its obligations under Section 3.5 in all material respects;
          (2)      by Purchaser or the Company, if the Required Approvals to be granted by the North Carolina Commissioner and the Federal Reserve have not been granted on or before the date that is 120 calendar days from the date hereof provided that, (A) prior to Purchaser terminating this Agreement, Purchaser shall have complied with its obligations under Section 3.1(a) in all material respects, and (B) prior to the Company terminating this Agreement, the Company shall have complied with its obligations under Section 3.1(a) in all material respects; or
          (3)      by Purchaser or the Company, if Purchaser or any of its Affiliates, or the Company, receives written notice from or is otherwise advised by a Governmental Entity that it will not grant (or intends to rescind or revoke if previously approved) any Required Approval or receives written notice from such Governmental Entity that it will not grant such Required Approval on the terms contemplated by this Agreement without imposing any Burdensome Condition, provided that, (A) prior to Purchaser terminating this Agreement, Purchaser shall have complied with its obligations under Section 3.1(a) in all material respects, and (B) prior to the Company terminating this Agreement, the Company shall have complied with its obligations under Section 3.1(a) in all material respects;
           (e)      by the Company, if neither the Company nor the Bank is in material breach of any of the terms of this Agreement, and there has been a breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the condition set forth in Section 1.2(c)(3)(A) or (B) would not be satisfied and such breach is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to Purchaser;
           (f)      by Purchaser, if Purchaser is not in material breach of any of the terms of this Agreement, and there has been a breach of any representation, warranty, covenant or agreement made by the Company or the Bank in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the condition set forth in Section 1.2(c)(2)(A) or (B) would not be satisfied and such breach is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Purchaser to the Company and the Bank;

           (g)      by Purchaser on or prior to the day before the date of the Shareholder Meeting (as may be adjourned or postponed), if the Company or the Bank shall have breached the covenants contained in Section 3.4 hereof or if the Company’s Board of Directors shall have made any Adverse Recommendation Change; and
           (h)      by Purchaser or the Company, if the approval of the Shareholder Proposal is not obtained at the Shareholder Meeting.
          5.2     Effects of Termination. In the event of any termination of this Agreement as provided in Section 5.1, subject to Section 5.3, this Agreement (other than Section 3.2(b) and Articles V and VI, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided that nothing herein shall relieve any party from liability for fraud or intentional breach of this Agreement.
          5.3     Fees.
           (a)      If, after the date hereof, an Acquisition Proposal is made to the Company, the Bank, any Subsidiary, or the Company’s shareholders generally, or becomes public and thereafter this Agreement is terminated pursuant to Section 5.1(g), Section 5.1 (h) or Section 5.1(f) on the basis of a breach of a covenant or agreement made by the Company or the Bank in this Agreement, the Company and the Bank shall be jointly and severally obligated to pay to Purchaser (1) an amount equal to the Expense Reimbursement promptly, but in any event not later than two (2) business days, following such termination and (2) if within twelve months after such termination the Company and/or the Bank enters into a definitive agreement to effect, or consummates, an Acquisition Proposal, an amount equal to the Termination Fee promptly, but in any event not later than two (2) business days, following the consummation of such Acquisition Proposal.
           (b)
          (1)      If this Agreement is terminated pursuant to Section 5.1(e) due to a breach of a covenant, Purchaser shall be obligated to pay to the Company an amount equal to One Million dollars ($1,000,000) in respect of the Company’s and the Bank’s out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby promptly, but in any event not later than two (2) business days, following such termination.
          (2)      If this Agreement is terminated pursuant to Section 5.1(f) due to a breach of a covenant, the Company and the Bank shall be jointly and severally obligated to pay to Purchaser an amount equal to the Expense Reimbursement promptly, but in any event not later than two (2) business days, following such termination.
           (c)      “Termination Fee” means an amount in cash equal to five million dollars ($5,000,000), which Termination Fee shall be paid by wire transfer of immediately available funds to the account or accounts designated by Purchaser at the time specified in this Section 5.3. “Expense Reimbursement” means an amount in cash equal to five hundred thousand dollars ($500,000) in respect of Purchaser’s out-of-pocket expenses incurred in connection with due diligence, the negotiation and preparation of this Agreement. To the extent not paid when due, any amount payable pursuant to this Section 5.3 shall accrue interest at a rate equal to eighteen percent (18%) per annum or, if lower, the maximum rate allowable by law.
           (d)      Each of the Company, the Bank and Purchaser acknowledges that the agreements contained in this Section 5.3 are an integral part of the transactions contemplated by this Agreement. The amounts payable pursuant to Section 5.3 hereof constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event a Termination Fee, Expense Reimbursement or expense reimbursement by Purchaser is paid in connection with a termination of this Agreement on the bases specified in Section 5.3 hereof. In the event that the Company or the Bank shall fail to make any payment pursuant to this Section 5.3 when due, the Company and the Bank shall be jointly and severally obligated to reimburse Purchaser for all reasonable expenses actually incurred or accrued by Purchaser (including reasonable expenses of counsel) in connection with the collection under and enforcement of this Section 5.3. In the event Purchaser fails to make any payment pursuant to this Section 5.3 when due, Purchaser shall be obligated to reimburse the Company and the Bank for all reasonable expenses actually incurred or accrued by the Company and the Bank (including reasonable expenses of counsel) in connection with the collection under and enforcement of this Section 5.3.
ARTICLE VI
MISCELLANEOUS
          6.1     Survival.  None of the representations and warranties set forth in this Agreement shall survive the Closing. Except as otherwise provided herein, all covenants and agreements contained herein, other than those which by their terms are to be performed in whole or in part after the Closing Date, shall terminate as of the Closing Date.
          6.2     Expenses.  Subject to Section 5.3, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement; except that if the Closing occurs, the Company and the Bank shall jointly and severally be obligated to reimburse Purchaser, without duplication, for all of its reasonable out-of-pocket expenses incurred in connection with due diligence, the negotiation and preparation of this Agreement and undertaking of the transactions contemplated pursuant to this Agreement (including all stamp and other Taxes payable with respect to the issuance of the Purchased Stock and CVRs, filing fees, fees and expenses of attorneys, consultants and accounting and financial advisers incurred by or on behalf of Purchaser or its Affiliates in connection with the transactions contemplated pursuant to this Agreement) (the “Closing Expense Reimbursement”).
          6.3     Amendment; Waiver.  No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer or a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
          6.4     Counterparts and Facsimile.  For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or pdf and such facsimiles or pdfs will be deemed as sufficient as if actual signature pages had been delivered.
          6.5     Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of North Carolina applicable to contracts made and to be performed entirely within such State. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the federal courts of the United States of America located in the State of North Carolina, or, if jurisdiction in such federal courts is not available, the courts of the State of North Carolina, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.
          6.6     Notices.  Any notice, request, instruction or other document to be given hereunder by any party to another will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
         (a)      If to Purchaser:

North American Financial Holdings, Inc.
4725 Piedmont Row Drive
Charlotte, North Carolina 28210
Attn:	Christopher G. Marshall
Telephone:	(704) 554-5901
Fax:	(704) 964-2442

with a copy to (which copy alone shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn:	David E. Shapiro
Telephone:	(212) 403-1000
Fax:	(212) 403-2000
         (b)      If to the Company or the Bank:

Capital Bank Corporation
333 Fayetteville Street, Suite 700
Raleigh, North Carolina 27601
Attention: B. Grant Yarber, President
Telephone:	(919) 645-3494
Fax: (919) 645-6353
with a copy to (which copy alone shall not constitute notice):

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
150 Fayetteville Street, Suite 2500
Raleigh, North Carolina 27601
Attention: Margaret N. Rosenfeld, Esq.
Telephone: (919) 821-6714
Fax: (919) 821-6800.
          6.7     Entire Agreement, Assignment.  (a)  This Agreement (including the Exhibits, Schedules and Disclosure Schedules hereto) constitutes the entire agreement, and except for the Confidentiality Agreement, supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof; and (b) this Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void); provided that Purchaser may assign its rights and obligations under this Agreement to any person, but only if immediately after the Closing, North American Financial Holdings, Inc. and/or its Affiliates shall collectively own at least a majority of the pro forma outstanding Common Stock of the Company; provided further, that no such assignment shall relieve Purchaser of its obligations hereunder.
          6.8     Interpretation; Other Definitions.  Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

          (a)      the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities by contract or otherwise;
          (b)      the word “or” is not exclusive;
          (c)      the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”; and
          (d)      the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;
          (e)      “business day” means any day except Saturday, Sunday and any day that shall be a legal holiday or a day on which banking institutions in the State of New York or in the State of North Carolina generally are authorized or required by law or other governmental action to close;
          (f)      “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act; and
          (g)      a person shall be deemed to “beneficially own” any securities of which such person is considered to be a “beneficial owner” under Rule 13d-3 under the Exchange Act.
          6.9       Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.
          6.10     Severability.  If any provision of this Agreement or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
          6.11     No Third Party Beneficiaries.  Nothing contained in this Agreement, express or implied, including Section 4.5 hereof, is intended to confer upon any person other than the parties hereto, any benefit, right or remedies, except that the provisions of Sections 3.6, 4.1(b) and 4.1(c) shall inure to the benefit of the persons referred to in such Sections.

          6.12     Time of Essence.  Time is of the essence in the performance of each and every term of this Agreement.
          6.13     Certain Adjustments.  Without limiting the generality of Purchaser’s rights and remedies under this Agreement, if the representations and warranties set forth in Section 2.2(b) shall not be true and correct as of the Closing Date (other than as a result of an exchange of the Trust Preferred Securities to which Purchaser has previously consented in writing), the number of shares of Common Stock to be purchased hereunder shall be, at Purchaser’s option, proportionately adjusted to provide Purchaser the same economic effect as contemplated by this Agreement in the absence of such failure to be true and correct.
          6.14     Public Announcements.  Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and none of the Company, the Bank or Purchaser will make any such news release or public disclosure without first consulting with the other two parties, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure.
          6.15     Specific Performance; Limitation on Damages.
          (a)      The Company and the Bank agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with their specific terms. It is accordingly agreed that Purchaser shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which Purchaser is entitled at law or equity. Notwithstanding anything to the contrary herein, in no event shall Purchaser be responsible to the Company or the Bank for any consequential, special or punitive damages.
          (b)      Notwithstanding anything to the contrary in this Agreement, the parties acknowledge that neither the Company nor the Bank shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Purchaser or any remedy to enforce specifically the terms and provisions of this Agreement.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

CAPITAL BANK CORPORATION

By:	/s/ B. Grant Yarber
Name: B. Grant Yarber
Title: President and Chief Executive Officer

CAPITAL BANK

By:	/s/ B. Grant Yarber
Name: B. Grant Yarber
Title: President and Chief Executive Officer

[Signature Page to Investment Agreement]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

NORTH AMERICAN FINANCIAL HOLDINGS, INC.

By:	/s/ R. Eugene Taylor
Name: R. Eugene Taylor
Title: Chairman and Chief Executive Officer

[Signature Page to Investment Agreement]

Schedule A

State or Other Jurisdiction of
Name of Subsidiary	Incorporation/Organization
Capital Bank Investment Services, Inc.	North Carolina
Capital Bank Statutory Trust I	Delaware
Capital Bank Statutory Trust II	Delaware
Capital Bank Statutory Trust III	Delaware
CB Trustee, LLC	North Carolina
Schedule 1

Exhibit A
Form of Contingent Value Rights
Exhibit A
Term Sheet for Contingent Value Rights

Recipients
Immediately prior to the Closing, existing shareholders of the Company as of a predetermined record date mutually agreeable to the Purchaser and the Company will be issued one right (a “CVR”) for each share of Common Stock owned by such shareholder. Each CVR would entitle the holder to a cash payment based on the amount of Credit Losses (as defined below) prior to the Maturity Date up to a maximum of $0.75 per CVR in the aggregate.

Maturity Date	5 years from the Closing Date
Settlement Obligation at Maturity	If the amount of Credit Losses is less than the Stipulated Amount, the Issuer will pay to holders of the CVRs, within 60 days of the Maturity Date, an amount equal to:

(A) If the difference between the Stipulated Amount and the amount of Credit Losses expressed on a per CVR basis (such difference, the “Loss Shortfall”) is less than or equal to $0.20, then 100% of the Loss Shortfall; and

(B) If the Loss Shortfall is greater $0.20, then $0.20 plus 50% of the excess of the Loss Shortfall over $0.20 with a maximum of $.75 per CVR.
If the amount of Credit Losses equals or exceeds the Stipulated Amount (as defined below), the CVRs will expire and the Company shall not be required to make any payment with respect to them.
Credit Losses
“Credit Losses” means the Charge-Offs for any loans existing as of the date hereof for the period commencing on the date hereof and ending on the Maturity Date less any recoveries in respect of such Charge-Offs.

Stipulated Amount	$103,000,000.
Determinations
All determinations with respect to Credit Losses calculations for purposes of the CVRs and amounts payable in respect of the CVRs shall be made by the Loan Portfolio Committee of the Company’s Board of Directors in its sole discretion.

Early Redemption	The Company may redeem the CVRs at any time at a price of $0.75 per CVR.
Voting rights	Any modifications of the terms of the CVRs that are adverse to the holders will require the consent of the holders of a majority of the CVRs. Otherwise, no voting rights attach to the CVRs.
Dividend rights	None.
Merger, Acquisition or Change in Control	In the event that the Company experiences a Change in Control, all rights under the CVRs shall be redeemed upon closing at $0.75 per CVR.

Exhibit A-1

Change in Control
A “Change in Control” shall mean any transaction resulting in the holders of the equity interests of the Parent immediately prior to such transaction owning, directly or indirectly, less than 50% of the equity interests of the Parent immediately following such transaction. For purposes of the preceding sentance, the “Parent” shall mean the ultimate holder that directly or indirectly owns or controls, by share ownership, contract or otherwise, a majority of the equity interests of the Company.

Transferability; Attachment; Death
The rights of a holder of a CVR may not be assigned or transferred except by will or the laws of descent or distribution. The CVR shall not be subject, in whole or in part, to attachment, execution, or levy of any kind, and any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of the CVR shall be void. If a holder of a CVR should die, the designee, legal representative, or legatee, the successor trustee of such holder’s inter vivos trust or the person who acquired the right to the CVR by reason of the death of such holder (individually, a “Successor”) shall succeed to such holder’s rights with respect to the CVR.

Exhibit A-2

Exhibit B
Terms of Repurchase
               The Company shall have entered into a binding definitive agreement with the Treasury to redeem and/or purchase, on terms and conditions reasonably acceptable to Purchaser, all of the outstanding shares of the Series A Preferred (including all obligations with respect to accrued but unpaid dividends on the Series A Preferred) and the Treasury Warrants in exchange for an aggregate cash purchase price equal to fifty percent (50%) (or such greater amount as Purchaser, in its sole discretion, may consent in writing) of the sum of (i) the aggregate liquidation value of the outstanding Series A Preferred and (ii) the amount of accrued but unpaid dividends on the Series A Preferred. For the avoidance of doubt, at the Closing, such agreement shall remain in full force and effect.
Exhibit B-1

Exhibit C
Form of Registration Rights Agreement

C-1

REVOCABLE PROXY CAPITAL BANK CORPORATION SPECIAL MEETING OF SHAREHOLDERS DECEMBER 16, 2010 – 10:00 a.m. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints B. Grant Yarber and Michael R. Moore, and each or any of them, proxies of the undersigned with full power of substitution to vote all of the shares of Capital Bank Corporation that the undersigned may be entitled to vote at Capital Bank Corporation’s Special Meeting of Shareholders to be held at Capital Bank Plaza, Third Floor Conference Center, located at 333 Fayetteville Street, Raleigh, NC 27601 on December 16, 2010, at 10:00 a.m. Eastern Standard Time, and any adjournments or postponements thereof (1) as hereinafter directed upon the proposals listed below and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting and any adjournment or postponement thereof. If no direction is made, this Proxy and the shares held by the undersigned will be voted “FOR” the proposals set forth on the reverse side and described in the Company’s Proxy Statement. Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on December 16, 2010 The Proxy Statement is also available at www.capitalbank-us.com/specialmeeting. PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE. (Continued, and to be marked, dated and signed, on the other side) FOLD AND DETACH HERE CAPITAL BANK CORPORATION – SPECIAL MEETING, DECEMBER 16, 2010 YOUR VOTE IS IMPORTANT! The Proxy Statement is also available at www.capitalbank-us.com/specialmeeting. You can vote in one of three ways: 1. Call toll free 1-866-353-7851 on a Touch-Tone Phone. There is NO CHARGE to you for this call. or 2. Via the Internet at https://www.proxyvotenow.com/cbkn and follow the instructions. or 3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope. PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

[X please mark votes REVOCABLE PROXY Special Meeting of Shareholders as In this example CAPITAL BANK CORPORATION DECEMBER 16 2010 For Against Abstain 2. To approve an amendment to the Company’s Articles of For Against Abstain 1. To approve the issuance of shares of Common Stock under the Incorporation to increase the authorized shares of Common terms of the Investment Agreement, dated November 3, 2010, Stock to three hundred million (300,000,000) shares from fifty among Capital Bank Corporation, Capital Bank and North million (50,000,000) shares: American Financial Holdings, Inc.: 3. To grant the proxy holders discretionary authority to vote to adjourn the Special Meeting, if necessary, in order to solicit THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS LISTED. aff d rm o ative pro ote i s es resent at the t S a pecia here Me a e r tin no to s a uffici rove t the proposals that may be considered and acted upon at the Special Meeting: THE APPROVAL OF PROPOSAL NO. 1 IS CONDITIONED ON THE APPROVAL OF PROPOSAL NO. 2. DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY WITH RESPECT TO CERTAIN MATTERS, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. Mark here if you plan to attend the meeting Mark here for address change and note change PLEASE SIGN EXACTLY AS YOUR NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. Please be sure to date and sign Date when signing as attorney, executor, administrator, trustee or guardian, this proxy card in the box below please give full title as such. if signer is a corporation, please sign the full CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP NAME BY AN AUTHORIZED PERSON. Sign above ^^ IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW ^^ FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL PROXY VOTING INSTRUCTIONS The Proxy Statement is also available at www.capitalbank-us.com/specialmeeting. A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note that telephone and Internet votes must be cast by 11:59 p.m., December 15, 2010. It is not necessary to return this proxy if you vote by telephone or Internet. Vote by Telephone Vote by Internet Call Toll-Free on a Touch-Tone Phone anytime prior to Anytime until 11:59 p.m., 1-866-353-7851 www.proxyvotenow.com/cbkn Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted. Your vote is important!